Exhibit 99.1

Forest City Enterprises, Inc.
Supplemental Package
Three Months Ended April 30, 2013 and 2012

Forest City Enterprises, Inc. and Subsidiaries
Three Months Ended April 30, 2013 and 2012
Supplemental Package
NYSE: FCEA, FCEB

This Supplemental Package, together with other statements and information publicly disseminated by us, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect management’s current views with respect to financial results related to future events and are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial or otherwise, may differ from the results discussed in the forward-looking statements. Risk factors discussed in Item 1A of our Form 10-K for the year ended January 31, 2013 and other factors that might cause differences, some of which could be material, include, but are not limited to, the impact of current lending and capital market conditions on our liquidity, ability to finance or refinance projects and repay our debt, the impact of the current economic environment on the ownership, development and management of our commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and investing in a facility to produce modular units, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of our insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of our publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in our reports filed with the Securities and Exchange Commission. We have no obligation to revise or update any forward-looking statements, other than imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial and Operating Information

Corporate Overview
We principally engage in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. We operate through three strategic business units and have six reportable operating segments. The three strategic business units, which represent four reportable operating segments, are the Commercial Group, Residential Group and Land Development Group (collectively, the "Real Estate Groups"). The Commercial Group, our largest strategic business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings, hotels and mixed-use projects. Additionally, it recently constructed and currently operates Barclays Center, a sports and entertainment arena located in Brooklyn, New York. The Arena, which opened in September 2012, is being reported as a separate reportable operating segment. The Residential Group owns, develops, acquires and operates residential rental properties, including upscale and middle-market apartments and adaptive re-use developments. Additionally, the Residential Group owns interests in entities that develop and manage military family housing. The Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers. It also owns and develops land into master-planned communities and mixed-use projects.
Corporate Activities and The Nets, a member of the National Basketball Association (“NBA”) in which we account for our investment on the equity method of accounting, are the other reportable operating segments.
We have approximately $10.6 billion of consolidated assets in 26 states and the District of Columbia at April 30, 2013. Our core markets include Boston, Chicago, Dallas, Denver, Los Angeles, New York City, Philadelphia, the Greater San Francisco metropolitan area and the Greater Washington D.C. metropolitan area. Our core markets account for approximately 77 percent of the cost of our real estate portfolio at April 30, 2013. We have offices in Albuquerque, Boston, Dallas, Denver, Los Angeles, New York City, San Francisco, Washington, D.C. and our corporate headquarters in Cleveland, Ohio.

Supplemental Financial and Operating Information
We recommend this supplemental package be read in conjunction with our Form 10-Q for the three months ended April 30, 2013. This supplemental package contains certain measures prepared in accordance with generally accepted accounting principles (“GAAP”) under the full consolidation accounting method and certain measures prepared under the pro-rata consolidation method, a non-GAAP measure. We believe the non-GAAP financial measures presented under the pro-rata consolidation method, comparable net operating income (“NOI”), Funds From Operations ("FFO") and Operating FFO are necessary to understand our business and operating results, along with net earnings and other GAAP measures. Our investors can use these non-GAAP measures as supplementary information to evaluate our business. Our non-GAAP measures are not intended to be performance measures that should be regarded as alternatives to, or more meaningful than, our GAAP measures.
Consolidation Methods
We present certain financial amounts under the pro-rata consolidation method because we believe this information is useful to investors as this method reflects the manner in which we operate our business. In line with industry practice, we have made a large number of investments in which our economic ownership is less than 100% as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, we generally present our investments proportionate to our economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100% if deemed to be under our control or if we are deemed to be the primary beneficiary of the variable interest entity (“VIE”), even if our ownership is not 100%. We provide reconciliations from the full consolidation method to the pro-rata consolidation method throughout our supplemental package. Please refer to our property listing for the detail of our consolidated and unconsolidated properties in our supplemental package for the year ended January 31, 2013.
FFO
The majority of our peers in the publicly traded real estate industry are Real Estate Investment Trusts ("REITs") and report operations using FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although we are not a REIT, we feel it is important to publish this measure to allow for easier comparison of our performance to our peers. The major difference between us and our REIT peers is that we are a taxable entity and any taxable income we generate could result in payment of federal or state income taxes. Our REIT peers typically do not pay federal or state income taxes, but distribute a significant portion of their taxable income to shareholders. Due to our effective tax management policies, we have not historically been a significant payer of income taxes. This has allowed us to retain our internally generated cash flows but has also resulted in large expenses for deferred taxes as required by GAAP.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial and Operating Information

Operating FFO
In addition to reporting FFO, we report Operating FFO as an additional measure of our operating performance. We believe it is appropriate to adjust FFO, as defined by NAREIT, for significant non-recurring items driven by transactional activity and factors relating to the financial and real estate markets, rather than factors specific to the on-going operating performance of our properties. We use Operating FFO as an indicator of continuing operating results in planning and executing our business strategy. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of our operating performance and may not be directly comparable to similarly-titled measures reported by other companies.
NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income plus equity in earnings (loss) of unconsolidated entities (excluding gain (loss) on disposition and impairment of unconsolidated entities) plus interest expense, gain (loss) on extinguishment of debt, depreciation and amortization of unconsolidated entities. We believe NOI provides us, as well as our investors, with additional information about our core business operations and, along with earnings, is necessary to understand our business and operating results. NOI may not be directly comparable to similarly-titled measures reported by other companies.
Supplemental Operating Information
The operating information contained in this document includes: occupancy data, retail sales data, leasing summaries, comparable NOI, NOI by product type and core market, reconciliation of NOI to net earnings, results of operations discussion, reconciliation of Operating FFO to FFO, Operating FFO bridge, reconciliation of net earnings to FFO, retail and office lease expirations, significant retail and office tenants, and our development pipeline. We believe this information will give interested parties a better understanding and more information about our operating performance. The term “comparable,” which is used throughout this document, is generally defined as including properties that were open and operated in both the three months ended April 30, 2013 and 2012.
We believe occupancy data, retail and office lease expirations, contractual rent, significant retail and office tenant listings, mall sales per square foot, leasing spreads on retail and office properties, and other rental rate information on multi-family properties represent meaningful operating statistics about us.
Comparable NOI is useful because it measures the performance of the same properties on a period-to-period basis and is used to assess operating performance and resource allocation of the operating properties within our strategic business units. While property dispositions, acquisitions or other factors can impact net earnings in the short term, we believe comparable NOI gives a more consistent view of the overall performance of our operating portfolio from quarter-to-quarter and year-to-year. A reconciliation of NOI to net earnings, the most comparable financial measure calculated in accordance with GAAP, a reconciliation of NOI to net earnings for each strategic business unit and a reconciliation from NOI to comparable NOI are included in this supplemental package.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial and Operating Information

Corporate Headquarters
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1100
Cleveland, Ohio 44113
Annual Report on Form 10-K
A copy of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended January 31, 2013 can be found on our website under SEC Filings or may be obtained without charge upon written request to:
Jeffrey B. Linton
Senior Vice President, Corporate Communication
jefflinton@forestcity.net
Website
www.forestcity.net
The information contained on this website is not incorporated herein by reference and does not constitute a part of this supplemental package.
Investor Relations
Robert G. O’Brien
Executive Vice President and Chief Financial Officer
Transfer Agent and Registrar
Wells Fargo
Shareowner Services
P.O. Box 64854
St. Paul, MN 55164-9440
(800) 468-9716
www.shareowneronline.com
NYSE Listings
FCEA - Class A Common Stock ($.33 1/3 par value)
FCEB - Class B Common Stock ($.33 1/3 par value)
FCY - $225,000,000 Aggregate Principal Amount of 7.375% Senior Notes Due 2034
Dividend Reinvestment and Stock Purchase Plan
We offer our shareholders the opportunity to purchase additional shares of common stock through the Forest City Enterprises, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) at 97% of current market value. You may obtain a copy of the Plan prospectus and an enrollment card by contacting Wells Fargo Shareowner Services at (800) 468-9716 or by visiting www.shareowneronline.com.

Forest City Enterprises, Inc. and Subsidiaries
Selected Financial Information

Consolidated Balance Sheet Information – April 30, 2013 (Unaudited)

	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP)
	(in thousands)
Assets
Real Estate
Completed rental properties
Residential	$1,624,785	$21,268	$1,130,645	$2,734,162
Commercial
Retail centers	3,210,814	44,138	1,129,982	4,296,658
Office buildings	2,964,635	106,807	345,476	3,203,304
Arena	909,680	562,546	—	347,134
Corporate and other equipment	11,474	—	—	11,474
Total completed rental properties	8,721,388	734,759	2,606,103	10,592,732
Projects under construction
Residential	172,591	55,153	28,941	146,379
Commercial
Retail centers	11,703	—	—	11,703
Office buildings	—	—	—	—
Total projects under construction	184,294	55,153	28,941	158,082
Projects under development
Residential	825,802	176,778	6,455	655,479
Commercial
Retail centers	62,328	208	3,669	65,789
Office buildings	259,475	26,274	4,297	237,498
Total projects under development	1,147,605	203,260	14,421	958,766
Total projects under construction and development	1,331,899	258,413	43,362	1,116,848
Land held for development and sale	68,139	6,567	—	61,572
Total Real Estate	10,121,426	999,739	2,649,465	11,771,152
Less accumulated depreciation	(1,702,143)	(51,741)	(599,164)	(2,249,566)
Real Estate, net	8,419,283	947,998	2,050,301	9,521,586
Cash and equivalents	260,961	32,293	57,975	286,643
Restricted cash and escrowed funds	412,519	86,256	78,978	405,241
Notes and accounts receivable, net	454,527	31,670	32,618	455,475
Investments in and advances to unconsolidated entities	428,701	(171,680)	(387,675)	212,706
Lease and mortgage procurement costs, net	283,263	24,182	47,577	306,658
Prepaid expenses and other deferred costs, net	235,514	16,434	11,362	230,442
Intangible assets, net	84,767	3	16,857	101,621
Land held for divestiture	3,651	—	7,894	11,545
Total Assets	$10,583,186	$967,156	$1,915,887	$11,531,917

Forest City Enterprises, Inc. and Subsidiaries
Selected Financial Information

Consolidated Balance Sheet Information – April 30, 2013 (Unaudited)

	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP)
	(in thousands)
Liabilities and Equity
Liabilities
Mortgage debt and notes payable, nonrecourse
Completed rental properties
Residential	$1,023,895	$16,987	$873,554	$1,880,462
Commercial
Retail centers	1,922,780	39,273	876,057	2,759,564
Office buildings	1,951,657	78,684	284,929	2,157,902
Arena	431,332	291,701	—	139,631
Total completed rental properties	5,329,664	426,645	2,034,540	6,937,559
Projects under construction
Residential	136,609	33,975	86	102,720
Commercial
Retail centers	3,951	—	—	3,951
Office buildings	—	—	—	—
Total projects under construction	140,560	33,975	86	106,671
Projects under development
Residential	252,743	59,537	—	193,206
Commercial
Retail centers	—	—	—	—
Office buildings	—	—	—	—
Total projects under development	252,743	59,537	—	193,206
Total projects under construction and development	393,303	93,512	86	299,877
Land held for development and sale	9,301	931	—	8,370
Total Mortgage debt and notes payable, nonrecourse	5,732,268	521,088	2,034,626	7,245,806
Bank revolving credit facility	45,000	—	—	45,000
Senior and subordinated debt	841,335	—	—	841,335
Construction payables	136,825	34,879	10,715	112,661
Operating accounts payable and accrued expenses	684,450	81,078	150,296	753,668
Accrued derivative liability	155,693	148	14,615	170,160
Deferred profit on NY retail joint venture transaction	114,465	—	—	114,465
Total Accounts payable, accrued expenses and other liabilities	1,091,433	116,105	175,626	1,150,954
Cash distributions and losses in excess of investments in unconsolidated entities	295,529	(32,207)	(303,694)	24,042
Deferred income taxes	464,816	—	—	464,816
Mortgage debt and notes payable, nonrecourse on land held for divestiture	1,577	—	9,329	10,906
Total Liabilities	8,471,958	604,986	1,915,887	9,782,859
Redeemable Noncontrolling Interest	238,942	238,942	—	—
Equity
Shareholders’ Equity
Shareholders’ equity before accumulated other comprehensive loss	1,665,845	—	—	1,665,845
Accumulated other comprehensive loss	(102,808)	—	—	(102,808)
Total Shareholders’ Equity	1,563,037	—	—	1,563,037
Noncontrolling interest	309,249	123,228	—	186,021
Total Equity	1,872,286	123,228	—	1,749,058
Total Liabilities and Equity	$10,583,186	$967,156	$1,915,887	$11,531,917

Forest City Enterprises, Inc. and Subsidiaries
Selected Financial Information

Consolidated Balance Sheet Information – January 31, 2013 (Unaudited)

	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP)
	(in thousands)
Assets
Real Estate
Completed rental properties
Residential	$1,590,646	$22,913	$1,129,662	$2,697,395
Commercial
Retail centers	3,189,250	44,143	1,149,624	4,294,731
Office buildings	2,950,188	105,482	345,407	3,190,113
Barclays Arena	890,213	556,871	—	333,342
Corporate and other equipment	11,245	—	—	11,245
Total completed rental properties	8,631,542	729,409	2,624,693	10,526,826
Projects under construction
Residential	159,558	1,819	20,242	177,981
Commercial
Retail centers	7,360	—	—	7,360
Office buildings	—	—	—	—
Total projects under construction	166,918	1,819	20,242	185,341
Projects under development
Residential	834,153	193,172	6,033	647,014
Commercial
Retail centers	66,865	200	3,085	69,750
Office buildings	258,767	26,179	3,804	236,392
Total projects under development	1,159,785	219,551	12,922	953,156
Total projects under construction and development	1,326,703	221,370	33,164	1,138,497
Land held for development and sale	65,059	6,258	—	58,801
Total Real Estate	10,023,304	957,037	2,657,857	11,724,124
Less accumulated depreciation	(1,654,632)	(46,207)	(593,490)	(2,201,915)
Real Estate, net	8,368,672	910,830	2,064,367	9,522,209
Cash and equivalents	333,220	24,843	56,484	364,861
Restricted cash and escrowed funds	410,414	46,549	82,200	446,065
Notes and accounts receivable, net	426,200	27,686	30,010	428,524
Investments in and advances to unconsolidated entities	456,628	(173,869)	(388,942)	241,555
Lease and mortgage procurement costs, net	288,306	21,734	47,688	314,260
Prepaid expenses and other deferred costs, net	240,594	18,822	9,951	231,723
Intangible assets, net	85,692	3	17,177	102,866
Land held for divestiture	2,706	—	7,773	10,479
Total Assets	$10,612,432	$876,598	$1,926,708	$11,662,542

Forest City Enterprises, Inc. and Subsidiaries
Selected Financial Information

Consolidated Balance Sheet Information – January 31, 2013 (Unaudited)

	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP)
	(in thousands)
Liabilities and Equity
Liabilities
Mortgage debt and notes payable, nonrecourse
Completed rental properties
Residential	$1,001,551	$17,856	$876,478	$1,860,173
Commercial
Retail centers	1,927,409	39,480	877,509	2,765,438
Office buildings	1,955,868	78,931	280,847	2,157,784
Barclays Arena	429,041	290,393	—	138,648
Total completed rental properties	5,313,869	426,660	2,034,834	6,922,043
Projects under construction
Residential	161,527	—	—	161,527
Commercial
Retail centers	2,449	—	—	2,449
Office buildings	—	—	—	—
Total projects under construction	163,976	—	—	163,976
Projects under development
Residential	251,814	59,537	—	192,277
Commercial
Retail centers	—	—	—	—
Office buildings	—	—	—	—
Total projects under development	251,814	59,537	—	192,277
Total projects under construction and development	415,790	59,537	—	356,253
Land held for development and sale	9,301	931	—	8,370
Total Mortgage debt and notes payable, nonrecourse	5,738,960	487,128	2,034,834	7,286,666
Bank revolving credit facility	—	—	—	—
Senior and subordinated debt	1,032,969	—	—	1,032,969
Construction payables	135,359	31,250	15,277	119,386
Operating accounts payable and accrued expenses	688,415	72,922	153,670	769,163
Accrued derivative liability	155,724	150	13,352	168,926
Deferred profit on NY retail joint venture transaction	114,465	—	—	114,465
Total Accounts payable, accrued expenses and other liabilities	1,093,963	104,322	182,299	1,171,940
Cash distributions and losses in excess of investments in unconsolidated entities	292,727	(29,646)	(299,744)	22,629
Deferred income taxes	474,406	—	—	474,406
Mortgage debt and notes payable, nonrecourse on land held for divestiture	1,700	—	9,319	11,019
Total Liabilities	8,634,725	561,804	1,926,708	9,999,629
Redeemable Noncontrolling Interest	239,136	239,136	—	—
Equity
Shareholders’ Equity
Shareholders’ equity before accumulated other comprehensive loss	1,580,095	—	—	1,580,095
Accumulated other comprehensive loss	(103,203)	—	—	(103,203)
Total Shareholders’ Equity	1,476,892	—	—	1,476,892
Noncontrolling interest	261,679	75,658	—	186,021
Total Equity	1,738,571	75,658	—	1,662,913
Total Liabilities and Equity	$10,612,432	$876,598	$1,926,708	$11,662,542

Forest City Enterprises, Inc. and Subsidiaries
Selected Financial Information

Consolidated Earnings Information – Three Months Ended April 30, 2013 (Unaudited)

	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
	(in thousands)
Revenues from real estate operations	$305,615	$22,737	$99,850	$968	$383,696
Expenses
Operating expenses	207,804	16,507	45,312	756	237,365
Depreciation and amortization	69,495	4,748	17,816	107	82,670
	277,299	21,255	63,128	863	320,035
Interest expense	(87,418)	(7,330)	(25,054)	(79)	(105,221)
Amortization of mortgage procurement costs	(2,688)	(170)	(793)	—	(3,311)
Loss on extinguishment of debt	(5,238)	—	—	(36)	(5,274)
Interest and other income	11,017	436	115	1	10,697
Net gain (loss) on land held for divestiture activity	452	—	(147)	—	305
Net gain (loss) on disposition of rental properties	—	—	(1,510)	16,047	14,537
Earnings (loss) before income taxes	(55,559)	(5,582)	9,333	16,038	(24,606)
Income tax expense (benefit)
Current	(352)	—	—	1,412	1,060
Deferred	(14,870)	—	—	4,904	(9,966)
	(15,222)	—	—	6,316	(8,906)
Equity in earnings (loss) of unconsolidated entities	5,850	38	(9,480)	—	(3,668)
Net loss on land held for divestiture activity of unconsolidated entities	(147)	—	147	—	—
	5,703	38	(9,333)	—	(3,668)
Earnings (loss) from continuing operations	(34,634)	(5,544)	—	9,722	(19,368)
Discontinued operations, net of tax:
Operating loss from rental properties	(2)	3	—	5	—
Gain on disposition of rental properties	15,562	5,835	—	(9,727)	—
	15,560	5,838	—	(9,722)	—
Net earnings (loss)	(19,074)	294	—	—	(19,368)
Noncontrolling interests
Loss from continuing operations attributable to noncontrolling interests	5,544	5,544	—	—	—
Earnings from discontinued operations attributable to noncontrolling interests	(5,838)	(5,838)	—	—	—
	(294)	(294)	—	—	—
Net loss attributable to Forest City Enterprises, Inc.	$(19,368)	$—	$—	$—	$(19,368)
Preferred dividends	(185)	—	—	—	(185)
Net loss attributable to Forest City Enterprises, Inc. common shareholders	$(19,553)	$—	$—	$—	$(19,553)

Forest City Enterprises, Inc. and Subsidiaries
Selected Financial Information

Consolidated Earnings Information – Three Months Ended April 30, 2012 (Unaudited)

	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
	(in thousands)
Revenues from real estate operations	$287,295	$12,453	$101,564	$9,541	$385,947
Expenses
Operating expenses	162,986	8,982	45,184	3,931	203,119
Depreciation and amortization	50,474	994	19,161	2,396	71,037
Impairment of real estate	—	—	—	1,381	1,381
	213,460	9,976	64,345	7,708	275,537
Interest expense	(56,068)	(2,722)	(26,332)	(2,543)	(82,221)
Amortization of mortgage procurement costs	(2,756)	(83)	(837)	(113)	(3,623)
Loss on extinguishment of debt	(719)	(188)	—	—	(531)
Interest and other income	10,669	466	210	10	10,423
Gain on disposition of a rental property	—	—	—	7,914	7,914
Earnings (loss) before income taxes	24,961	(50)	10,260	7,101	42,372
Income tax expense
Current	276	—	—	1,364	1,640
Deferred	9,572	—	—	1,891	11,463
	9,848	—	—	3,255	13,103
Equity in earnings (loss) of unconsolidated entities	3,773	30	(10,260)	—	(6,517)
Earnings (loss) from continuing operations	18,886	(20)	—	3,846	22,752
Discontinued operations, net of tax:
Operating earnings from rental properties	362	76	—	(286)	—
Impairment of real estate	(845)	—	—	845	—
Gain on disposition of a rental property	5,370	965	—	(4,405)	—
	4,887	1,041	—	(3,846)	—
Net earnings	23,773	1,021	—	—	22,752
Noncontrolling interests
Loss from continuing operations attributable to noncontrolling interests	20	20	—	—	—
Earnings from discontinued operations attributable to noncontrolling interests	(1,041)	(1,041)	—	—	—
	(1,021)	(1,021)	—	—	—
Net earnings attributable to Forest City Enterprises, Inc.	$22,752	$—	$—	$—	$22,752
Preferred dividends	(3,850)	—	—	—	(3,850)
Net earnings attributable to Forest City Enterprises, Inc. common shareholders	$18,902	$—	$—	$—	$18,902

Forest City Enterprises, Inc. and Subsidiaries
Selected Financial Information

Net Asset Value Components – April 30, 2013
The “Net Asset Value Components” schedule below represents components of our business relevant to calculate Net Asset Value (“NAV”), a non-GAAP measure. There is no directly comparable GAAP financial measure to NAV. We consider NAV to be a useful supplemental measure which assists both management and investors to estimate the fair value of our Company. The calculation of the net asset value involves significant estimates and can be calculated using various methods. Each individual investor must determine the specific methodology, assumptions and estimates to use to arrive at an estimated NAV of the Company.
The components of NAV do not consider the potential changes in rental and fee income streams, or development platform. The components include non-GAAP financial measures, such as NOI and information related to our rental properties business prepared using the pro-rata consolidation method. Although these measures are not presented in accordance with GAAP, investors can use these non-GAAP measures as supplementary information to evaluate our business. The non-GAAP measures presented are not intended to be performance measures that should be regarded as alternatives to, or more meaningful than, our GAAP measures.

Net Asset Value Components - April 30, 2013
Completed Rental Properties (“CRP”)
	Q1 2013	Net Stabilized	Stabilized	Annualized	Nonrecourse
(Dollars in millions at pro-rata)	NOI (1)	Adjustments (2)	NOI	Stabilized NOI (3)	Debt (4)
Commercial Real Estate	A	B	=A+B
Retail
Regional Malls	$45.2	$(3.3)	$41.9	$167.6	$(2,145.4)
Specialty Retail Centers	15.7	(0.3)	15.4	61.6	(614.2)
Subtotal Retail	$60.9	$(3.6)	$57.3	$229.2	$(2,759.6)
Office
Life Science Office	$13.0	$—	$13.0	$52.0	$(394.0)
New York Office	31.3	3.2	34.5	138.0	(1,404.9)
Central Business District	8.0	—	8.0	32.0	(131.4)
Suburban/Other Office	4.1	—	4.1	16.4	(161.1)
Subtotal Office	$56.4	$3.2	$59.6	$238.4	$(2,091.4)
Hotels	$1.3	$1.4	$2.7	$11.0	$(66.5)
Arena	$2.5	$7.1	$9.6	$38.5	$(139.6)
Residential Real Estate
Apartments	$36.9	$2.3	$39.2	$156.8	$(1,709.4)
Subsidized Senior Housing	$3.8	$0.3	$4.1	$16.4	$(117.0)
Military Housing	$5.7	$(1.9)	$3.8	$15.0	$(54.1)

Subtotal Rental Properties	$167.5	$8.8	$176.3	$705.3	$(6,937.6)
Other	(3.1)	(5.6)	(8.7)	(35.0)	—
Total Rental Properties	$164.4	$3.2	$167.6	$670.3	$(6,937.6)
Development Pipeline Debt Adjustment (5)	—	—	—	—	469.0
Adjusted Total Rental Properties	$164.4	$3.2	$167.6	$670.3	$(6,468.6)
Development Pipeline
				Book Value (4)
Westchester's Ridge Hill (Adjusted for amounts included in CRP) (5)				$904.7	$(469.0)
Projects under construction				$158.1	$(106.7)
Adjusted projects under construction				$1,062.8	$(575.7)
Projects under development				$958.8	$(193.2)
Land held for development and sale				$61.6	$(8.4)
Other Tangible Assets
Cash and equivalents				$286.6
Restricted cash and escrowed funds				$405.2
Notes and accounts receivable, net (6)				$455.5
Net investments and advances to unconsolidated entities				$188.7
Prepaid expenses and other deferred costs, net				$230.4
Land held for divestiture				$11.5	$(10.9)
Recourse Debt and Other Liabilities
Bank revolving credit facility				$(45.0)
Senior and subordinated debt				$(841.3)
Less: convertible debt				$461.0
Construction payables				$(112.7)
Operating accounts payable and accrued expenses (7)				$(753.7)
Weighted Average Shares Outstanding - Diluted
Number of shares for the three months ended April 30, 2013 (In millions)				222.5

Forest City Enterprises, Inc. and Subsidiaries
Selected Financial Information

Net Asset Value Components – April 30, 2013 (continued)

(1)
Pro-rata Q1 2013 NOI is reconciled to NOI at full consolidation by Product Group for the three months ended April 30, 2013 in the Supplemental Operating Information section of this supplemental package.

(2)
The net stabilized adjustments column represents net adjustments required to arrive at an annualized stabilized NOI for those properties currently in initial lease up periods, net of the removal of partial period NOI for recently sold properties. For those properties currently in initial lease up periods we have included stabilization adjustments as follows:

a)
NOI for 8 Spruce Street, Continental Building, Botanica Eastbridge (Apartments) and The Yards - Boilermaker Shops (Specialty Retail Centers) is reflected at 5% of the pro-rata cost disclosed in our Development Pipeline disclosure. This assumption does not reflect Forest City’s anticipated NOI, but rather is used in order to establish a hypothetical basis for valuation of leased up properties. See note 5, which describes the treatment of Westchester's Ridge Hill.

b)
Annual NOI for the Barclays Center Arena is expected to stabilize at approximately $70 million at full consolidation in the 2016 calendar year. Based on the partnership agreement, we expect to receive 55% of the NOI allocation until certain member loans are repaid. Therefore, we have included a stabilization adjustment to the Q1 2013 NOI to arrive at an annual stabilized NOI of $38.5 million.

In addition, we include stabilization adjustments from quarterly NOI as follows:

c)
Due to the temporary decline in occupancy at One Pierrepont Plaza, we have included a stabilization adjustment to the Q1 2013 NOI to arrive at the NOI generated for the year ended January 31, 2013, which we believe to be an ongoing estimate.

d)
Due to the fluctuation of NOI as a result of distribution restrictions from our limited-distribution subsidized senior housing properties, we have included a stabilization adjustment to the Q1 2013 NOI to arrive at a stabilized NOI generated for the year ended January 31, 2013, which we believe to be an ongoing estimate.

e)
Due to the seasonality of conventions at our hotels, we have included a stabilization adjustment to the Q1 2013 NOI to arrive at the NOI generated for the year ended January 31, 2013, which we believe to be an ongoing estimate.

f)	At the conclusion of the initial development period at each of our military housing communities, we estimate the ongoing property management fees, net of operating expenses, to be $15.0 million.

g)
Other excludes write-offs of abandoned development projects of $0.1 million, tax credit income of $5.4 million, income generated from outlot sales of $10.2 million and certain non-recurring development and operating overhead.

The net stabilized adjustments are not comparable to any GAAP measure and therefore do not have a reconciliation to the nearest comparable GAAP measure.

(3)	Pro-rata annualized stabilized NOI is calculated by taking the Q1 2013 stabilized NOI times a multiple of four.

(4)
Amounts are derived from the respective pro-rata balance sheet line item as of April 30, 2013 and are reconciled to their GAAP equivalents in the Selected Financial Information section of this supplemental package.

(5)
During the initial lease up period of Westchester's Ridge Hill, exclusive to this disclosure, all project costs and related debt were reclassified to "Adjusted Projects Under Construction" in the Development Pipeline section of this schedule. Accordingly, all NOI, through the net stabilized adjustments column for the Regional Malls product type, and debt have been removed from the CRP section of the NAV schedule.

(6)	Includes $166.8 million of straight-line rent receivable (net of $16.0 million of allowance for doubtful accounts).

(7)	Includes $38.2 million of straight-line rent payable.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Occupancy Data - April 30, 2013 and 2012
Retail and office occupancy data is based on square feet leased at the end of the fiscal quarter. Retail occupancy data excludes leases with original terms of one year or less. Residential occupancy data represents economic occupancy, which is calculated by dividing the year-to-date gross potential rent less vacancy by gross potential rent.
Occupancy data by major product line is as follows:

	Occupancy as of April 30,
Retail	2013	2012
Comparable	91.7%	91.8%
Total	89.3%	89.0%
Office
Comparable	91.0%	91.9%
Total	89.5%	89.5%
Residential (1)
Comparable	94.5%	94.2%
Total	93.4%	94.0%
The graph below provides comparable occupancy data as reported in previous quarters. Prior period amounts may differ from above because the properties that qualify as comparable change from period to period.
Comparable Occupancy Percentage Recap

(1)	Excludes military and limited-distribution subsidized senior housing units.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Retail Sales Data
The following graphs provide current and historical retail sales for small shop inline tenants at our regional malls. We believe this data allows investors to better understand the productivity of our small shop inline tenants.
The graph below represents regional mall sales for tenants that were open and operating for the duration of each rolling 12-month period presented. Those tenants that have begun and/or ceased operations in the rolling 12-month periods shown are not included.

FCE Regional Mall Sales per Square Foot (1)
Rolling 12-month basis for periods presented
The graph below represents percentage of tenant sales growth in our comparable regional malls for all comparable tenants. Comparable tenants are those that were open and operating in both the current period and corresponding prior period presented. The tenants included in the graph below may not be the same as those included in the graph above.

Year-to-Date Comparable FCE Regional Mall Sales Growth (1)
Percentage Growth over same period in prior year

(1)
All sales data is derived from schedules provided by our tenants and is not subject to the same internal control and verification procedures that are applied to the other data supplied in the Company’s supplemental package. In addition, the data is presented on a one-month lag to be consistent with the calendar year end of our tenants.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Leasing Summary
Retail Centers
The following tables represent those new leases and gross leasable area (“GLA”) signed on the same space in which there was a former tenant and existing tenant renewals.
Regional Malls

Quarter	Number of Leases Signed	GLA Signed	Contractual Rent Per Square Foot (1)(2)	Prior Rent Per Square Foot (1)(2)	Cash Basis % Change over Prior Rent
2nd Quarter 2012	28	81,774	$55.68	$50.06	11.2%
3rd Quarter 2012	37	128,204	$46.09	$40.19	14.7%
4th Quarter 2012	23	63,551	$55.17	$49.44	11.6%
1st Quarter 2013	38	115,625	$54.92	$46.15	19.0%
Total	126	389,154	$52.21	$45.53	14.7%

Specialty Retail Centers

Quarter	Number of Leases Signed	GLA Signed	Contractual Rent Per Square Foot (1)(2)	Prior Rent Per Square Foot (1)(2)	Cash Basis % Change over Prior Rent
2nd Quarter 2012	8	35,234	$23.74	$23.95	(0.9)%
3rd Quarter 2012	5	37,129	$30.61	$31.00	(1.3)%
4th Quarter 2012	4	7,281	$43.90	$48.20	(8.9)%
1st Quarter 2013	9	51,398	$42.58	$35.44	20.1%
Total	26	131,042	$34.19	$31.81	7.5%

Office Buildings
The following table represents all new leases signed compared with terms of all expired leases in our office portfolio over the past 12 months. Changes in rent per square foot between all new and all expired leases are influenced by various factors, including but not limited to non-comparable markets, non-comparable buildings and space within those buildings being compared. Depending on the mix of new and expired leases, the percentage change in rent per square foot will vary accordingly.
Office Buildings

Quarter	Number of Leases Signed	Number of Leases Expired	GLA Signed	GLA Expired	Contractual Rent Per Square Foot (1)(2)	Expiring Rent Per Square Foot (1)(2)	Cash Basis % Change over Prior Rent
2nd Quarter 2012	28	20	132,835	96,046	$22.02	$18.87	16.7%
3rd Quarter 2012	30	35	195,197	195,523	$42.76	$41.15	3.9%
4th Quarter 2012	17	27	76,889	124,062	$26.10	$24.62	6.0%
1st Quarter 2013	32	31	417,154	530,109	$52.33	$44.37	17.9%
Total	107	113	822,075	945,740	$42.71	$38.51	10.9%

Office Buildings by Product in Core and Non-Core Markets

	Number of Leases Signed	Number of Leases Expired	GLA Signed	GLA Expired	Contractual Rent Per Square Foot (1)(2)	Expiring Rent Per Square Foot (1)(2)	Cash Basis % Change over Prior Rent
Products:
Life Science Office	17	13	305,906	278,188	$64.57	$56.72	13.8%
Other Office	53	49	351,623	424,573	$34.23	$37.85	(9.6)%
Total Office in Core Markets	70	62	657,529	702,761	$48.35	$45.35	6.6%
Office in Non-Core Markets	37	51	164,546	242,979	$20.18	$18.82	7.2%
Total	107	113	822,075	945,740	$42.71	$38.51	10.9%

(1)
Retail and Office contractual rent per square foot includes base rent and fixed additional charges for common area maintenance and real estate taxes. Retail contractual rent per square foot also includes fixed additional marketing/promotional charges. Beginning in the first quarter of 2013, we included real estate taxes in the rental rate comparisons. Prior rent comparisons were adjusted for comparability purposes.

(2)
For all new leases, contractual rent per square foot is the new base rate as of rental commencement. For all expiring leases, contractual rent per square foot is the base rate at the time of expiration, plus any applicable escalations.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Apartment Communities
The following tables present leasing information of our Apartment Communities for the various periods presented. Prior period amounts may differ from data as reported in previous quarters because the properties that qualify as comparable change from period to period.

Year-to-Date Comparison		Monthly Average Residential Rental Rates (2)			Economic Residential Occupancy
Comparable Apartment	Leasable Units at	Three Months Ended April 30,			Year-to-Date April 30,
Communities (1)	Pro-Rata %	2013	2012	% Change	2013	2012	% Change
Core Markets	7,709	$1,673	$1,590	5.2%	94.8%	95.2%	(0.4)%
Non-Core Markets	9,252	$948	$924	2.6%	93.9%	92.8%	1.1%
Total Comparable Apartments	16,961	$1,284	$1,233	4.1%	94.5%	94.2%	0.3%

Sequential Quarter Comparison		Monthly Average Residential Rental Rates (2)			Economic Residential Occupancy
	Leasable	Three Months Ended			Quarter-to-Date
Comparable Apartment	Units	April 30,	January 31,		April 30,	January 31,
Communities (1)	Pro-Rata %	2013	2013	% Change	2013	2013	% Change
Core Markets	7,956	$1,683	$1,676	0.4%	94.9%	95.1%	(0.2)%
Non-Core Markets	9,252	$948	$956	(0.8)%	93.9%	93.8%	0.1%
Total Comparable Apartments	17,208	$1,294	$1,295	(0.1)%	94.5%	94.5%	—

(1)
Includes apartment communities completely opened and operated in the periods presented. These apartment communities include units leased at affordable apartment rates which provide a discount from average market rental rates. For the three months ended April 30, 2013, 19.6% of leasable units in core markets and 4.2% of leasable units in non-core markets were affordable housing units. Excludes all military and limited-distribution subsidized senior housing units.

(2)	Represents gross potential rent less concessions.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Comparable NOI is defined as NOI from properties opened and operated in the three months ended April 30, 2013 and 2012.
Pro-Rata Comparable Net Operating Income (% change over same period prior year)

Three Months Ended
April 30, 2013
Retail	0.5%
Office (1)	(6.0)%
Residential	1.7%
Total	(1.9)%
The tables below provide the percentage change of Comparable NOI as reported in previous quarters. GAAP reconciliations for previous quarters can be found in prior supplemental packages furnished with the Securities and Exchange Commission and available on our website at www.forestcity.net.

Quarterly Historical Trends						Annual Historical Trends

	Three Months Ended						Years Ended
	April 30, 2013	January 31, 2013	October 31, 2012	July 31, 2012	April 30, 2012		January 31, 2013	January 31, 2012	January 31, 2011
Retail	0.5%	2.8%	0.5%	1.3%	3.0%	Retail	2.1%	2.6%	2.2%
Office	(6.0)%	1.2%	0.6%	5.4%	3.2%	Office	2.1%	(2.6)%	2.1%
Residential	1.7%	6.4%	6.0%	10.3%	11.0%	Residential	7.3%	7.3%	4.3%
Total	(1.9)%	3.0%	1.8%	5.0%	4.8%	Total	3.2%	1.4%	2.5%

(1)	Primarily due to decreased occupancy at One Pierrepont Plaza and increased real estate tax expense at New York Times due to a decrease in tax abatements.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (in thousands)
	Three Months Ended April 30, 2013				Three Months Ended April 30, 2012				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$55,036	$1,641	$—	$53,395	$54,904	$1,773	$—	$53,131	0.2%	0.5%
Total	62,044	1,158	—	60,886	59,493	2,076	1,572	58,989
Office Buildings
Comparable	58,059	2,213	—	55,846	61,671	2,246	—	59,425	(5.9)%	(6.0)%
Total	58,722	2,362	—	56,360	63,504	2,408	1,681	62,777
Hotels	1,278	—	—	1,278	1,096	—	—	1,096
Land Sales (1)	10,237	—	—	10,237	36,484	—	—	36,484
Other (2)	(10,018)	(424)	(7)	(9,601)	(5,709)	(217)	549	(4,943)
Total Commercial Group
Comparable	113,095	3,854	—	109,241	116,575	4,019	—	112,556	(3.0)%	(2.9)%
Total	122,263	3,096	(7)	119,160	154,868	4,267	3,802	154,403
Arena	4,746	2,271	—	2,475	(4,211)	(1,794)	—	(2,417)
Residential Group
Apartments
Comparable	34,873	620	—	34,253	34,294	601	—	33,693	1.7%	1.7%
Total	37,380	738	220	36,862	37,171	774	1,759	38,156
Subsidized Senior Housing	3,895	44	—	3,851	4,400	39	—	4,361
Military Housing	5,862	95	—	5,767	7,542	195	—	7,347
Other (2)	(3,615)	106	—	(3,721)	(3,187)	143	—	(3,330)
Total Residential Group
Comparable	34,873	620	—	34,253	34,294	601	—	33,693	1.7%	1.7%
Total	43,522	983	220	42,759	45,926	1,151	1,759	46,534
Total Rental Properties
Comparable	147,968	4,474	—	143,494	150,869	4,620	—	146,249	(1.9)%	(1.9)%
Total	170,531	6,350	213	164,394	196,583	3,624	5,561	198,520
Land Development Group	2,895	354	—	2,541	3,075	343	—	2,732
The Nets	(2,981)	—	—	(2,981)	(6,958)	—	—	(6,958)
Corporate Activities	(14,123)	—	—	(14,123)	(13,015)	—	—	(13,015)
Grand Total	$156,322	$6,704	$213	$149,831	$179,685	$3,967	$5,561	$181,279

(1)	Includes $8,927 and $36,484 of NOI generated from non-recurring land sales at full and pro-rata consolidation for the three months ended April 30, 2013 and 2012, respectively.

(2)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Net Operating Income by Product Type
Pro-Rata Consolidation (dollars in thousands)

Three Months Ended April 30, 2013    Three Months Ended April 30, 2012

NOI by Product Type	$168,855	NOI by Product Type	$175,458
Non-recurring land sales	8,927	Non-recurring land sales	36,484
Arena	2,475	Arena	(2,417)
The Nets	(2,981)	The Nets	(6,958)
Corporate Activities	(14,123)	Corporate Activities	(13,015)
Other (2)	(13,322)	Other (2)	(8,273)
Grand Total NOI	$149,831	Grand Total NOI	$181,279

(1)	Includes limited-distribution subsidized senior housing.

(2)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Net Operating Income by Core Market
Pro-Rata Consolidation (dollars in thousands)

Three Months Ended April 30, 2013    Three Months Ended April 30, 2012

NOI by Market	$163,088	NOI by Market	$168,111
Non-recurring land sales	8,927	Non-recurring land sales	36,484
Arena	2,475	Arena	(2,417)
Military Housing	5,767	Military Housing	7,347
The Nets	(2,981)	The Nets	(6,958)
Corporate Activities	(14,123)	Corporate Activities	(13,015)
Other (3)	(13,322)	Other (3)	(8,273)
Grand Total NOI	$149,831	Grand Total NOI	$181,279

(1)	Includes Richmond, Virginia.

(2)	Represents Regional Malls located in Non-Core Markets. Regional Malls located in Core Markets are included in their applicable Core Markets.

(3)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands)

	Three Months Ended April 30, 2013					Three Months Ended April 30, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income (1)	$156,322	$6,704	$—	$213	$149,831	$179,685	$3,967	$—	$5,561	$181,279
Interest expense	(87,418)	(7,330)	(25,054)	(79)	(105,221)	(56,068)	(2,722)	(26,332)	(2,543)	(82,221)
Interest expense of unconsolidated entities	(25,054)	—	25,054	—	—	(26,332)	—	26,332	—	—
Loss on extinguishment of debt	(5,238)	—	—	(36)	(5,274)	(719)	(188)	—	—	(531)
Equity in (earnings) loss of unconsolidated entities	(5,703)	(38)	9,333	—	3,668	(3,773)	(30)	10,260	—	6,517
Net gain (loss) on land held for divestiture activity	452	—	(147)	—	305	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	(147)	—	147	—	—	—	—	—	—	—
Net gain (loss) on disposition of rental properties	—	—	(1,510)	16,047	14,537	—	—	—	7,914	7,914
Loss on disposition of unconsolidated entities	(1,510)	—	1,510	—	—	—	—	—	—	—
Impairment of consolidated and unconsolidated real estate	—	—	—	—	—	—	—	—	(1,381)	(1,381)
Depreciation and amortization—Real Estate Groups (a)	(68,265)	(4,748)	(17,816)	(107)	(81,440)	(49,854)	(994)	(19,161)	(2,396)	(70,417)
Amortization of mortgage procurement costs	(2,688)	(170)	(793)	—	(3,311)	(2,756)	(83)	(837)	(113)	(3,623)
Depreciation and amortization of unconsolidated entities	(18,609)	—	18,609	—	—	(19,998)	—	19,998	—	—
Straight-line rent adjustment	2,299	—	—	—	2,299	4,776	—	—	59	4,835
Earnings (loss) before income taxes	(55,559)	(5,582)	9,333	16,038	(24,606)	24,961	(50)	10,260	7,101	42,372
Income tax benefit (expense)	15,222	—	—	(6,316)	8,906	(9,848)	—	—	(3,255)	(13,103)

Equity in earnings (loss) of unconsolidated entities, including impairment of depreciable real estate	5,850	38	(9,480)	—	(3,668)	3,773	30	(10,260)	—	(6,517)
Net loss on land held for divestiture activity of unconsolidated entities	(147)	—	147	—	—	—	—	—	—	—
	5,703	38	(9,333)	—	(3,668)	3,773	30	(10,260)	—	(6,517)
Earnings (loss) from continuing operations	(34,634)	(5,544)	—	9,722	(19,368)	18,886	(20)	—	3,846	22,752
Discontinued operations, net of tax	15,560	5,838	—	(9,722)	—	4,887	1,041	—	(3,846)	—
Net earnings (loss)	(19,074)	294	—	—	(19,368)	23,773	1,021	—	—	22,752
Noncontrolling interests
Loss from continuing operations attributable to noncontrolling interests	5,544	5,544	—	—	—	20	20	—	—	—
Earnings from discontinued operations attributable to noncontrolling interests	(5,838)	(5,838)	—	—	—	(1,041)	(1,041)	—	—	—
	(294)	(294)	—	—	—	(1,021)	(1,021)	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(19,368)	$—	$—	$—	$(19,368)	$22,752	$—	$—	$—	$22,752
Preferred dividends	(185)	—	—	—	(185)	(3,850)	—	—	—	(3,850)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(19,553)	$—	$—	$—	$(19,553)	$18,902	$—	$—	$—	$18,902
(a) Depreciation and amortization—Real Estate Groups	$68,265	$4,748	$17,816	$107	$81,440	$49,854	$994	$19,161	$2,396	$70,417
Depreciation and amortization—Non-Real Estate	1,230	—	—	—	1,230	620	—	—	—	620
Total depreciation and amortization	$69,495	$4,748	$17,816	$107	$82,670	$50,474	$994	$19,161	$2,396	$71,037

(1) For component detail of NOI by segment, see the Summary of FFO schedules for the three months ended April 30, 2013 and 2012, included elsewhere in this supplemental package.

Results of Operations
Net Earnings (Loss) Attributable to Forest City Enterprises, Inc. – Net loss attributable to Forest City Enterprises, Inc. for the three months ended April 30, 2013 was $19,368,000 versus net earnings of $22,752,000 for the three months ended April 30, 2012. Although we have substantial recurring revenue sources from our properties, we also enter into significant transactions, which create substantial variances in net earnings (loss) between periods. This variance to the prior year period is primarily attributable to the following decreases, which are net of noncontrolling interest:

•	$36,484,000 related to the 2012 sale of an approximate 10 acre land parcel and air rights for development of a casino in downtown Cleveland, Ohio;

•	$15,738,000 related to an increase in interest expense due to reduced capitalized interest on our projects under construction and development as we reduce our construction pipeline;

•
$11,633,000 related to an increase in depreciation and amortization expense primarily due to several large property openings in 2012 and 2011, and accelerated depreciation expense at Ten MetroTech Center, an office building in Brooklyn, New York, due to a change in estimated useful life of the building;

•
$6,123,000 related to the change in fair market value of certain derivatives between the comparable periods, which was marked to market through interest expense as a result of the derivatives not qualifying for hedge accounting;

•	$5,963,000 related to increased interest expense due to several large property openings in 2011 and 2012; and

•	$4,743,000 related to increased losses on extinguishment of debt in 2013 compared with 2012.
These decreases were partially offset by the following increases, net of noncontrolling interest:

•	$10,237,000 related to increased commercial outlot land sales in 2013 compared with 2012;

•	$6,623,000 related to 2013 gains on disposition of rental properties and unconsolidated investments exceeding 2012 gains;

•	$3,977,000 related to a 2013 decrease in allocated losses from our equity investment in The Nets;

•	$1,381,000 related to a 2013 decrease in impairment charges of consolidated (including discontinued operations) entities; and

•
$22,009,000 due to decreased income tax expense attributable to both continuing and discontinued operations primarily related to the fluctuations in pre-tax earnings, including gains included in discontinued operations. These fluctuations are primarily due to the various transactions discussed herein.

FFO—The majority of our peers in the publicly traded real estate industry are REITs and report operating results using FFO as defined by NAREIT. Although we are not a REIT, we feel it is important to publish this measure to allow for easier comparison of our performance to our peers.
FFO is defined by NAREIT as net earnings excluding the following items at our proportionate share: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax).

Operating FFO—In addition to reporting FFO, we report Operating FFO as an additional financial measure of our operating performance. We believe it is appropriate to adjust FFO, as defined by NAREIT, for significant non-recurring items driven by transactional activity and factors relating to the financial and real estate markets, rather than factors specific to the on-going operating performance of our properties. We use Operating FFO as an indicator of continuing operating results in planning and executing our business strategy. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of our operating performance. Operating FFO may not be comparable to similarly titled measures used by other companies.

Operating FFO is defined as FFO, as defined by NAREIT, adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of Land Group projects; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) change in fair market value of nondesignated hedges; vii) gains or losses on change in control of interests; viii) the adjustment to recognize rental revenues and rental expense using the straight-line method; ix) other non-recurring items; x) the Nets pre-tax FFO; and xi) income taxes on FFO.

We have historically included the change in the fair market value of our nondesignated derivatives recorded as interest expense in the calculation of Operating FFO. We believe these changes in fair market value relate to factors in the financial and real estate markets and are not specific to the ongoing operating performance of our properties. Therefore, during the three months ended April 30, 2013, we have modified our definition of Operating FFO to exclude the change in the fair market value of certain nondesignated derivatives. Prior period comparisons were adjusted for comparability purposes.

Operating FFO for the three months ended April 30, 2013 of $31,635,000 decreased by $26,275,000 or 45.4% compared with $57,910,000 for the three months ended April 30, 2012. The fluctuations in Operating FFO are as follows:

•
Our Portfolio Operating FFO decreased $23,003,000.  This is primarily related to reduced capitalized interest on our projects under construction and development as we reduce our construction pipeline of $15,738,000, reduced NOI at One Pierrepont Plaza of $3,377,000, primarily due to decreased occupancy and reduced Operating FFO from properties sold of $3,096,000. These decreases of Portfolio Operating FFO were partially offset by the ramp up of new properties of $3,082,000; and

•
Corporate Operating FFO decreased $3,272,000, due to increased interest expense of $2,164,000, primarily related to reduced interest allocation to the Land Development Group, and other general corporate expenses.

FFO for the three months ended April 30, 2013 of $53,143,000 decreased by $36,009,000 or 40.4% compared with $89,152,000 for the three months ended April 30, 2012. In addition to the changes in Operating FFO above, the following fluctuations to FFO are as follows:

•
The additional change is primarily due to decreased non-recurring Commercial outlot sales of $27,557,000, decreased FFO from the change in fair market value of nondesignated derivatives between the comparable periods which were marked to market through interest expense of $6,114,000, the 2013 loss on extinguishment of debt primarily related to the exchange of a portion of our 2014 Senior Notes of $5,026,000 and decreased FFO for the adjustments to recognize rental revenues and rental expenses using the straight-line method of $2,536,000;

•	The Nets provided a pre-tax FFO increase of $3,977,000 primarily due to a decrease in our allocated losses; and

•	FFO was favorably impacted by increased income tax benefits of $25,101,000 compared with prior year.
Capital Expenditures for our Operating Portfolio—Our diversified real estate portfolio requires certain capital expenditures, including tenant improvements, to maintain and improve its operating performance. During the three months ended April 30, 2013, we invested $26,983,000 at pro-rata consolidation ($22,758,000 at full consolidation) in capital expenditures for our operating portfolio as compared with $22,716,000 at pro-rata consolidation ($18,902,000 at full consolidation) during the three months ended April 30, 2012. The increase in capital expenditures over the prior period is primarily due to significant tenant improvements at one of our Brooklyn office properties of $4,238,000 at pro-rata consolidation ($4,986,000 at full consolidation).

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Reconciliation of Operating FFO to FFO - Pro-Rata Consolidation

	Three Months Ended April 30,
	2013	2012	% Change
	(in thousands)
Portfolio Pre-tax FFO:
Commercial Group	$51,832	$98,555
Residential Group	23,844	31,939
Arena	(2,014)	1,749
Land Group	2,856	1,064

Adjustments to Portfolio Pre-Tax FFO:
Net gain on land held for divestiture activity	(305)	—
Abandoned development project write-offs	80	447
Tax credit income	(5,391)	(3,925)
Loss on extinguishment of portfolio debt	248	531
Change in fair market value of nondesignated hedges	1,593	(4,521)
Straight-line rent adjustments	(2,299)	(4,835)
Non-recurring land sales	(8,927)	(36,484)
Adjustments to Portfolio Pre-Tax FFO subtotal	(15,001)	(48,787)
Portfolio Pre-tax Operating FFO	61,517	84,520	(27.2)%
Corporate Group Pre-tax FFO	(34,908)	(26,610)
Loss on extinguishment of debt - Corporate Group	5,026	—
Operating FFO	31,635	57,910	(45.4)%
Nets Pre-tax FFO	(2,981)	(6,958)
Add back adjustments to Portfolio Pre-Tax FFO above	15,001	48,787
Add back loss on extinguishment of debt - Corporate Group	(5,026)	—
Income tax benefit (expense) on FFO	14,514	(10,587)
FFO	$53,143	$89,152	(40.4)%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO	$31,635	$57,910
If-Converted Method (adjustments for interest, pre-tax):
3.625% Puttable Senior Notes due 2014	1,685	1,812
5.00% Convertible Senior Notes due 2016	625	625
4.25% Convertible Senior Notes due 2018	3,719	3,719
Operating FFO for per share data	$37,664	$64,066
Denominator
Weighted average shares outstanding—Basic	184,821,775	169,206,594
Effect of stock options, restricted stock and performance shares	1,208,603	937,272
Effect of convertible preferred stock	325,002	14,550,257
Effect of convertible debt	32,533,801	33,499,503
Effect of convertible Class A Common Units	3,646,755	3,646,755
Weighted average shares outstanding - Diluted	222,535,936	221,840,381
Operating FFO Per Share	$0.17	$0.29

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Operating FFO Bridge
2013 Year-to-Date vs. 2012 Year-to-Date
(in millions)
Operating FFO Increase
Operating FFO Decrease
60.0
50.0
40.0
30.0
20.0
$57.9
3.1
3.1
3.4
3.9
15.7
3.3
$31.6
Portfolio Operating FFO decreased $23.0 million
2012 Year-to-Date
New property openings
Property sales
One Pierrepont Plaza reduced NOI
Other
Capitalized interest
Corporate activities and interest expense
2013 Year-to-Date

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended April 30,
	2013	2012
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(19,368)	$22,752
Depreciation and Amortization—Real Estate Groups	81,440	70,417
Impairment of depreciable rental properties	—	1,381
Gain on disposition of rental properties	(14,537)	(7,914)
Income tax expense (benefit) adjustments — current and deferred (1)
Gain on disposition of rental properties	5,608	3,052
Impairment of depreciable rental properties	—	(536)
FFO	$53,143	$89,152

FFO Per Share - Diluted
Numerator (in thousands):
FFO	$53,143	$89,152
If-Converted Method (adjustments for interest, net of tax):
3.625% Puttable Senior Notes due 2014	1,032	1,110
5.00% Convertible Senior Notes due 2016	382	382
4.25% Convertible Senior Notes due 2018	2,277	2,277
FFO for per share data	$56,834	$92,921
Denominator
Weighted average shares outstanding—Basic	184,821,775	169,206,594
Effect of stock options, restricted stock and performance shares	1,208,603	937,272
Effect of convertible preferred stock	325,002	14,550,257
Effect of convertible debt	32,533,801	33,499,503
Effect of convertible Class A Common Units	3,646,755	3,646,755
Weighted average shares outstanding - Diluted	222,535,936	221,840,381
FFO Per Share	$0.26	$0.42

(1)	The following table provides detail of Income Tax Expense (Benefit):

	Three Months Ended April 30,
	2013	2012
	(in thousands)
Current taxes
Operating earnings	$(8,038)	$(3,975)
Gain on disposition of rental properties	7,686	4,251
Subtotal	(352)	276
Discontinued operations
Operating earnings	(14)	70
Gain on disposition of rental properties	1,426	1,294
Subtotal	1,412	1,364
Total Current taxes	1,060	1,640
Deferred taxes
Operating earnings	(6,472)	14,341
Gain on disposition of rental properties	(8,398)	(4,769)
Subtotal	(14,870)	9,572
Discontinued operations
Operating earnings	10	151
Gain on disposition of rental properties	4,894	2,276
Impairment of real estate	—	(536)
Subtotal	4,904	1,891
Total Deferred taxes	(9,966)	11,463
Grand Total	$(8,906)	$13,103

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Retail Lease Expirations as of April 30, 2013

EXPIRATION YEAR	NUMBER OF EXPIRING LEASES	SQUARE FEET OF EXPIRING LEASES (3)	PERCENTAGE OF TOTAL LEASED GLA (1)	CONTRACTUAL RENT EXPIRING (2)	PERCENTAGE OF TOTAL CONTRACTUAL RENT	AVERAGE CONTRACTUAL RENT PER SQUARE FEET EXPIRING (3)
2013	286	1,023,943	8.71%	$31,833,094	9.34%	$37.37
2014	325	1,030,811	8.77	32,968,381	9.67	43.30
2015	239	905,517	7.70	28,160,040	8.26	40.00
2016	255	1,291,994	10.99	41,399,453	12.14	49.91
2017	204	1,274,549	10.84	36,253,096	10.64	37.62
2018	157	669,512	5.70	25,224,113	7.40	40.90
2019	119	980,492	8.34	26,119,913	7.66	34.58
2020	85	694,700	5.91	20,211,347	5.93	40.99
2021	139	1,205,261	10.25	37,472,449	10.99	43.55
2022	95	822,196	7.00	22,102,103	6.48	35.59
2023	30	364,911	3.11	9,152,629	2.69	28.64
Thereafter	45	1,490,393	12.68	30,008,562	8.80	28.38
Total	1,979	11,754,279	100.00%	$340,905,180	100.00%	$38.78

(1)	GLA = Gross Leasable Area.

(2)
Contractual rent expiring is an operating statistic and is not comparable to rental revenue, a GAAP financial measure. The primary differences arise because contractual rent is determined using the tenant’s contractual rental agreements at our ownership share as determined within the rent agreement and it does not include adjustments such as the impact of straight-line rent, amortization of intangible assets related to in-place leases, above and below market leases, and contingent rental payments (which are not reasonably estimable). Contractual rent per square feet includes base rent, fixed additional charges for marketing/promotional charges, common area maintenance and real estate taxes.

(3)
Square feet of expiring leases and average contractual rent per square feet are operating statistics that represent 100% of the square footage and contractual rental income per square foot from expiring leases.

Retail Lease Expirations
Percentage of Contractual Rent Expiring
As of April 30, 2013

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Office Lease Expirations as of April 30, 2013

EXPIRATION YEAR	NUMBER OF EXPIRING LEASES	SQUARE FEET OF EXPIRING LEASES (3)	PERCENTAGE OF TOTAL LEASED GLA (1)	CONTRACTUAL RENT EXPIRING (2)	PERCENTAGE OF TOTAL CONTRACTUAL RENT	AVERAGE CONTRACTUAL RENT PER SQUARE FEET EXPIRING (3)
2013	74	663,081	5.86%	$12,931,209	3.64%	$21.91
2014	69	897,894	7.93	24,124,798	6.78	45.06
2015	63	580,793	5.13	12,735,003	3.58	27.00
2016	71	1,078,587	9.52	28,461,161	8.00	35.41
2017	43	609,878	5.39	10,188,802	2.86	18.48
2018	39	1,328,839	11.73	46,406,956	13.05	40.31
2019	28	772,076	6.82	18,286,453	5.14	31.79
2020	15	1,231,069	10.87	43,120,639	12.12	47.09
2021	14	811,941	7.17	18,098,053	5.09	29.60
2022	16	348,710	3.08	13,129,155	3.69	40.09
2023	9	502,228	4.43	33,061,352	9.29	65.88
Thereafter	30	2,499,627	22.07	95,174,971	26.76	40.57
Total	471	11,324,723	100.00%	$355,718,552	100.00%	$37.86

(1)	GLA = Gross Leasable Area.

(2)
Contractual rent expiring is an operating statistic and is not comparable to rental revenue, a GAAP financial measure. The primary differences arise because contractual rent is determined using the tenant’s contractual rental agreements at our ownership share as determined within the rent agreement and it does not include adjustments such as the impact of straight-line rent, amortization of intangible assets related to in-place leases, above and below market leases, and contingent rental payments (which are not reasonably estimable). Contractual rent per square feet includes base rent, common area maintenance and real estate taxes.

(3)
Square feet of expiring leases and average contractual rent per square feet are operating statistics that represent 100% of the square footage and contractual rental income per square foot from expiring leases.

Office Lease Expirations
Percentage of Contractual Rent Expiring
As of April 30, 2013

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Significant Retail Tenants as of April 30, 2013

(Based on contractual rent 1% or greater of the Company’s ownership share)
TENANT	PRIMARY DBA	NUMBER OF LEASES	LEASED SQUARE FEET	PERCENTAGE OF TOTAL RETAIL SQUARE FEET
Bass Pro Shops, Inc.	Bass Pro Shops	3	510,855	4.35%
Regal Entertainment Group	Regal Cinemas, Edwards Theatres, United Artists Theatres	5	381,461	3.24
AMC Entertainment, Inc.	AMC Theatres, MegaStar Theatres	5	377,797	3.21
Gap, Inc.	Banana Republic, Gap, Old Navy	28	354,291	3.01
Dick’s Sporting Goods, Inc.	Dick's Sporting Goods, Golf Galaxy	6	326,866	2.78
The TJX Companies, Inc.	Marshalls, T.J.Maxx	10	318,458	2.71
The Limited Brands, Inc.	Bath and Body Works, Victoria's Secret	38	231,434	1.97
Best Buy Co., Inc. (1)	Best Buy	8	210,810	1.79
Abercrombie & Fitch Co.	Abercrombie & Fitch, Hollister	23	161,913	1.38
H&M Hennes & Mauritz AB	H&M	9	161,715	1.38
Ascena Retail Group, Inc.	Justice, Lane Bryant, Dressbarn	27	138,256	1.18
Footlocker, Inc.	FootLocker, Lady FootLocker, Kids FootLocker, FootAction USA, Champs Sports	35	134,307	1.14
Forever 21, Inc.	Forever 21	9	132,582	1.13
Express, Inc.	Express	11	96,979	0.83
American Eagle Outfitters, Inc.	American Eagle Outfitters, Aerie	15	85,972	0.73
Subtotal		232	3,623,696	30.83
All Others		1,747	8,130,583	69.17
Total		1,979	11,754,279	100.00%

(1)	Includes a lease for 54,927 square feet at East River Plaza, with an expiration date of January 31, 2031. Best Buy Co., Inc. has vacated this space but is still contractually obligated for the lease.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Significant Office Tenants as of April 30, 2013

(Based on contractual rent 2% or greater of the Company's ownership share)
TENANT	LEASED SQUARE FEET	PERCENTAGE OF TOTAL OFFICE SQUARE FEET
City of New York	1,046,101	9.24%
Millennium Pharmaceuticals, Inc.	705,473	6.23
U.S. Government	478,126	4.22
JP Morgan Chase & Co.	399,141	3.52
WellPoint, Inc.	392,514	3.47
Bank of New York	323,043	2.85
National Grid	285,561	2.52
Morgan Stanley & Co.	202,980	1.79
Clearbridge Advisors, LLC, a Legg Mason Company	201,028	1.78
Covington & Burling, LLP	160,565	1.42
Johns Hopkins University	157,660	1.39
Seyfarth Shaw, LLP	96,909	0.86
Subtotal	4,449,101	39.29
All Others	6,875,622	60.71
Total	11,324,723	100.00%

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Development Pipeline
Openings
as of April 30, 2013

Property	Location	Date Opened	FCE Legal Ownership % (a)		Pro-Rata FCE % (a) (1)	Cost at Full Consolidation (GAAP) (b)	Total Cost at 100% (2)	Cost at FCE Pro-Rata Share (Non-GAAP) (c) (1) X (2)	Sq. ft./ No. of Units	Gross Leasable Area	Lease Commitment % (d)
2013						(in millions)
Residential:
The Continental	Dallas, TX	Q1-13	100%		100%	$54.8	$54.8	$54.8	203	5,000	28%

Prior Two Years Openings of Rental Properties
Retail Centers:
The Yards - Boilermaker Shops	Washington, D.C.	Q4-12	100%		100%	$21.9	$21.9	$21.9	39,000	39,000	63%
Westchester’s Ridge Hill	Yonkers, NY	Q2-11/12	70%		100%	891.1	891.1	891.1	1,336,000	1,336,000	61%/70% (e)
						$913.0	$913.0	$913.0	1,375,000	1,375,000

Residential:
The Aster Town Center	Denver, CO	Q1-12/Q2-12	90%		90%	$10.4	$10.4	$9.4	85		92%
Botanica Eastbridge	Denver, CO	Q3-12	90%		90%	15.4	15.4	13.9	118		98%
8 Spruce Street	Manhattan, NY	Q1-11/12	18%	(f)	26%	0.0	875.7	227.8	899		95%
Foundry Lofts	Washington, D.C.	Q4-11	80%		100%	58.0	58.0	58.0	170		95%
						$83.8	$959.5	$309.1	1,272

Total Prior Two Years Openings						$996.8	$1,872.5	$1,222.1
See footnotes on the following page.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Development Pipeline
Projects Under Construction
as of April 30, 2013

Property	Location	Anticipated Opening	FCE Legal Ownership % (a)		Pro-Rata FCE % (a) (1)		Cost at Full Consolidation (GAAP) (b)	Total Cost at 100% (2)	Cost at FCE Pro-Rata Share (Non-GAAP) (c) (1) X (2)	Sq. ft./ No. of Units	Gross Leasable Area	Lease Commitment % (d)
Retail Center:
The Yards - Lumber Shed	Washington, D.C.	Q3-13	100%		100%		$15.9	$15.9	$15.9	32,000	32,000	80%

Residential:
Aster Conservatory Green (Northfield)	Denver, CO	Q3-13/14	90%		90%		$50.0	$50.0	$45.0	352	—
1111 Stratford	Stratford, CT	Q3-13/Q4-13	100%		100%		23.8	23.8	23.8	128	—
Atlantic Yards - B2 BKLYN	Brooklyn, NY	Q2-14	25%		25%		183.9	183.9	46.0	363	4,000
120 Kingston	Boston, MA	Q2-14	50%	(f)	50%		0.0	134.3	67.2	240	5,000
The Yards - Twelve12	Washington, D.C.	Q3-14	80%	(g)	100%		120.4	120.4	120.4	218	88,000	Retail: 90%
2175 Market Street	San Francisco, CA	Q3-14	25%		25%		41.1	41.1	10.3	88	6,000
3700M (West Village)	Dallas, TX	Q3-14/15	25%	(h)	25%	(h)	0.0	89.1	22.3	381	—
							$419.2	$642.6	$335.0	1,770	103,000
Total Under Construction							$435.1	$658.5	$350.9

Fee Development Project (i)
Dept. of Health & Mental Hygiene (DHMH)	Baltimore, MD	Q2-14	-		-		$0.0	$135.0	$0.0	234,000

FOOTNOTES

(a)
As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For certain projects, the Company provides funding at percentages that differ from the Company's legal ownership.

(b)
Amounts represent estimated project costs to achieve stabilization and are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100% if we are deemed to have control or to be the primary beneficiary of our investments in the VIE.

(c)
Project cost at pro-rata share represents Forest City's share of project cost, based on the Company's pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total project cost of the applicable property.

(d)	Lease commitments as of May 27, 2013.

(e)
Approximately 818,000 square feet of leases have been signed, representing 61% of the total 1,336,000 square feet after construction is complete. The leased percentage excluding Parcel L is 70%. Parcel L is a self contained pad site at the southern end of the center and has been assumed to be leased in the future predominantly to a single retail tenant in its own phase. Given its location on the end of the site, the lease commitment percentage has been presented both with and without the anticipated square footage for Parcel L in the denominator of Gross Leasable Area.

(f)
Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.

(g)	Represents legal ownership of the residential units. Legal ownership for the retail space is 100%.

(h)
On May 2, 2013, the Company formed a strategic capital partnership with AIG Global Real Estate ("AIG"). AIG was admitted as a 75% partner in the project. As a result, the Company's legal and pro-rata ownership decreased to 25% and will be reported under the equity method of accounting.

(i)	This is a fee development project in which the Company has no ownership interests. Therefore, these costs are not included on the full consolidation or pro-rata balance sheet.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Development Pipeline
Projects Under Development
as of April 30, 2013

Below is a summary of our active large scale development projects, referred to as our “shadow pipeline,” which are crucial to our long-term growth. While we cannot make any assurances on the timing or delivery of these projects, our track record speaks to our ability to bring large, complex projects to fruition when there is demand and available construction financing. The projects listed below represent pro-rata costs of $809.6 million ($1,011.4 million at full consolidation) of Projects Under Development (“PUD”) on our balance sheet and pro-rata mortgage debt of $176.2 million ($235.7 million at full consolidation).

1)	Atlantic Yards - Brooklyn, NY
Atlantic Yards is adjacent to the state-of-the-art arena, Barclays Center, which opened in September 2012 and was designed by the award-winning firms Ellerbe Becket and SHoP Architects. Atlantic Yards is expected to feature more than 6,400 units of housing, including over 2,200 affordable units, approximately 250,000 square feet of retail space, and more than 8 acres of landscaped open space. Construction of the first residential tower, B2 BKLYN, with a total of 363 units, of which 181 are affordable, commenced in December 2012 and is expected to open in Q2-14.

2)	LiveWork Las Vegas - Las Vegas, NV
LiveWork Las Vegas is a mixed-use project on a 13.5-acre parcel in downtown Las Vegas. At full build-out, the project will have the new 270,000 square-foot City Hall and is expected to include up to 1 million square feet of office space and 300,000 square feet of retail space. The City Hall is owned by the city of Las Vegas, which held its dedication ceremony on March 5, 2012.

3)	The Yards - Washington, D.C.
The Yards is a 42-acre mixed-use project, located in the neighborhood of the Washington Nationals baseball park in the Capitol Riverfront District. The full project is expected to include up to 2,700 residential units, 1.8 million square feet of office space, and 300,000 square feet of retail and dining space. The Yards features a 5.5-acre publicly funded public park that is a gathering place and recreational focus for the community. The first residential building, Foundry Lofts, opened in November 2011 and includes ground level retail, which opened in 2012. The first retail project, Boilermaker Shops, had its first tenant open in Q1-13 and additional tenant construction continues with more expected openings during the summer. The second retail project, Lumber Shed, is expected to open in Q3-13. Additionally, Twelve12, a mixed-use project, is currently under construction and is expected to feature 218 residential units and 88,000 square feet of retail space, with lease commitments of 90% already in place for the available retail space.

4)	Colorado Science + Technology Park at Fitzsimons - Aurora, CO
The 184-acre Colorado Science + Technology Park at Fitzsimons is becoming a hub for the biotechnology industry in the Rocky Mountain region. Anchored by the University of Colorado at Denver Health Science Center, the University of Colorado Hospital and The Denver Children’s Hospital, the park will offer cost-effective lease rates, build-to-suit office and research sites, and flexible lab and office layouts in a cutting-edge research park. The park is also adjacent to Forest City’s 4,700-acre Stapleton mixed-used development.

5)	The Science + Technology Park at Johns Hopkins - Baltimore, MD
The 31-acre Science + Technology Park at Johns Hopkins is a new center for collaborative research directly adjacent to the world-renowned Johns Hopkins medical and research complex. Initial plans call for 1.1 million square feet in five buildings, with future phases that could support additional expansion. In 2008, Forest City opened the first of those buildings, 855 North Wolfe Street, a 279,000 square-foot office building anchored by the Johns Hopkins School of Medicine’s Institute for Basic Biomedical Sciences. In December 2012 Forest City completed construction and opened a 492,000 square-foot parking garage at 901 N. Washington Street, providing approximately 1,450 parking spaces for Johns Hopkins and the active buildings at the Science + Technology Park. Construction of a 234,000 square-foot commercial building commenced in January 2012. This building is being developed on a fee basis and will be fully leased to the Department of Health & Mental Hygiene (DHMH), upon its anticipated opening in Q2-14.
6) Waterfront Station - Washington, D.C.
Located in Southwest Washington, D.C., Waterfront Station is adjacent to the Waterfront/Southeastern University MetroRail station. Waterfront Station is expected to include 660,000 square feet of office space, an estimated 400 residential units and 40,000 square feet of retail stores and restaurants.

7)	300 Massachusetts Avenue - Cambridge, MA
Located in the science and technology hub of Cambridge, MA, the 300 Massachusetts Avenue block represents an expansion of University Park @ MIT. In a 50/50 partnership with MIT, Forest City is presently focused on a project that reflects a development program of approximately 260,000 square feet of lab and office space, which will be anchored by Millenium Pharmaceuticals. Potential redevelopment of the entire block is possible with the acquisition of adjacent parcels in future phases, and would result in an approximately 400,000 square foot project.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Development Pipeline
Military Housing - Projects Under Construction
as of April 30, 2013
Below is a summary of our Military Housing development projects. The Company provides development, construction and management services for the following Military Housing development projects and receives agreed upon fees for these services. The following summary includes those project phases having a percentage of units both opened and under construction:

Property	Location	Opening/Anticipated Opening	FCE Pro-Rata %	Cost at Full Consolidation	Total Cost at 100%	No. of Units
				(in millions)
Military Housing - Under Construction
Hawaii Phase IV	Kaneohe, HI	2007-2014	*	$0.0	$479.3	1,141
Air Force - Southern Group:
Joint Base Charleston	Charleston, SC	2011-2013	0.0%	0.0	76.5	345
Arnold Air Force Base	Tullahoma, TN	2011-2013	0.0%	0.0	10.2	22
Shaw Air Force Base	Sumter, SC	2011-2015	0.0%	0.0	152.7	630
Total Under Construction				$0.0	$718.7	2,138

*The Company's share of residual cash flow ranges from 0-20% during the life cycle of the project.
Summary of Military Housing Net Operating Income (14,104 end-state units)
Development and construction management fees related to our military housing projects are earned based on a contractual percentage of the actual development and construction costs incurred. We also recognize additional development and construction incentive fees upon successful completion of certain criteria, such as incentives to realize development cost savings, encourage small and local business participation, comply with specified safety standards and other project management incentives as specified in the development and construction agreements. NOI from development, construction and incentive fees was $1,495,000 and $2,795,000 for the three months ended April 30, 2013 and 2012, respectively.
Property management and asset management fees are earned based on a contractual percentage of the annual net rental income and annual operating income, respectively, that is generated by the military housing privatization projects as defined in the agreements. We also recognize certain property management incentive fees based upon successful completion of certain criteria as set forth in the property management agreements. Property management, management incentive and asset management fees generated NOI of $3,680,000 and $3,547,000 for the three months ended April 30, 2013 and 2012, respectively.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

Development Pipeline
Land Held for Development and Sale
as of April 30, 2013
Stapleton represents one of the nation’s largest urban redevelopments. At full build-out of 4,700 acres or 7.5 square miles, Stapleton is planned for more than 12,000 homes and apartments, a projected 3 million square-feet of retail and 10 million square-feet of office/research and development/industrial space. Centrally located 10 minutes east of Downtown Denver and 20 minutes from Denver International Airport, Stapleton is expected to be home to 30,000 residents and 35,000 workers when complete.

Location	Gross Acres (1)	Saleable Acres (2)	Option Acres (3)
Stapleton - Denver, CO	353	178	1,062

(1)	Gross acres represent all acres currently owned, including those used for roadways, open spaces and parks.

(2)	Saleable acres represent the total of all acres owned and available for sale. We may choose to further develop some of the acres into completed sublots prior to sale.

(3)	Option acres are those acres we have a formal option to acquire. Typically these options are in the form of purchase agreements with contingencies for the satisfaction of due diligence reviews.

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Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial Information

Common Stock Data (NYSE: FCE A and FCE B)
The following summarizes information related to the Company’s Class A and Class B Common Stock based on information reported by the New York Stock Exchange:

	Quarter Ended
	April 30, 2013	January 31, 2013	October 31, 2012	July 31, 2012	April 30, 2012
Class A Common Stock
Closing Price, end of quarter	$18.67	$16.91	$16.05	$14.11	$15.95
High Closing Price	$18.67	$17.33	$16.83	$16.19	$16.16
Low Closing Price	$15.50	$13.97	$14.03	$12.98	$13.19
Average Closing Price	$17.15	$15.95	$15.54	$14.33	$14.97
Total Volume	72,555,200	56,909,509	47,754,037	37,344,444	42,370,907
Average Volume	1,189,430	917,895	758,001	583,507	683,402
Common shares outstanding, end of quarter	173,373,837	163,722,658	158,178,903	148,642,140	148,501,425
Class B Common Stock
Closing Price, end of quarter	$18.45	$16.90	$16.03	$14.31	$15.87
High Closing Price	$18.45	$17.22	$16.86	$16.20	$16.12
Low Closing Price	$15.73	$14.03	$14.06	$13.20	$13.17
Average Closing Price	$17.10	$15.89	$15.50	$14.29	$14.95
Total Volume	59,883	51,472	23,190	50,663	41,208
Average Volume	982	830	368	792	665
Common shares outstanding, end of quarter	20,216,683	20,235,273	20,251,569	20,858,777	20,911,371
Common Equity Market Capitalization	$3,609,887,338	$3,110,526,260	$2,863,404,044	$2,395,829,694	$2,700,461,187
Quarterly dividends declared per common share Class A and Class B	$—	$—	$—	$—	$—

Financial Covenants
The Company’s bank revolving credit facility and indenture dated May 19, 2003 (“2003 Indenture”) contain certain restrictive financial covenants. A summary of the key financial covenants as defined in each agreement, all of which the Company is compliant with at April 30, 2013, follows:

	Requirement Per Agreement	As of April 30, 2013	As of January 31, 2013	As of October 31, 2012	As of July 31, 2012
	(dollars in thousands)
Credit Facility Financial Covenants
Debt Service Coverage Ratio	1.40x	1.71x	1.84x	1.88x	1.88x
Debt Yield Ratio (1)	>9%	11.29%	12.32%	N/A	N/A
Cash Flow Coverage Ratio	2.75x	3.19x	3.62x	3.47x	3.38x
Total Development Ratio	<17%	8.53%	8.61%	8.81%	10.89%
Minimum Consolidated Shareholders’ Equity, as defined	$2,320,175	$3,812,603	$3,678,807	$3,593,352	$3,578,597
2003 Indenture Financial Covenants (2)
Ratio of Consolidated EBITDA (3) to Interest	>1.30x	1.57x	1.81x	1.75x	1.73x
Minimum Net Worth, as defined (4)	$971,863	$4,471,106	$4,312,778	$4,179,394	$4,147,275

(1)	Beginning January 31, 2013, the Company is required to maintain a quarterly minimum debt yield.

(2)
Violation of these financial covenants alone would not automatically cause the notes issued under the 2003 Indenture to become due and payable, but would prevent the Company from incurring or permitting a subsidiary from incurring additional debt, as defined, unless otherwise permitted by the 2003 Indenture.

(3)	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA").

(4)	Represents the minimum net worth requirement, as defined at April 30, 2013. This requirement fluctuates each quarter based on actual financial results of each applicable period.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial Information

Debt for Projects under Construction and Development
We use nonrecourse mortgage debt and nonrecourse notes payable for the financing of our projects under construction and development. As of April 30, 2013, the amounts outstanding compared with the total commitment under the financings are as follows:

	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP)
	(in thousands)
Outstanding
Fixed	$283,054	$59,537	$86	$223,603
Variable
Taxable	56,694	124	—	56,570
Tax-Exempt	53,555	33,851	—	19,704
Total outstanding on projects under construction and development (1)	$393,303	$93,512	$86	$299,877
Commitment
Fixed	$374,786	$72,517	$41,500	$343,769
Variable
Taxable	110,480	3,515	—	106,965
Tax-Exempt	126,460	88,529	—	37,931
Total commitment	$611,726	$164,561	$41,500	$488,665

(1)
Proceeds from outstanding debt of $113,051 and $79,200, at full and pro-rata consolidation, respectively, described above are recorded as restricted cash and escrowed funds in our Consolidated Balance Sheet. For bonds issued in conjunction with development, the full amount of the bonds is issued at the beginning of construction and must remain in escrow until project costs are incurred.

Nonrecourse Debt
Our primary capital strategy seeks to isolate the operating and financial risk at the property level to maximize returns and reduce risk on and of our equity capital. As such, substantially all of our operating and development properties are separately encumbered with nonrecourse mortgage debt which in some limited circumstances is supplemented by nonrecourse notes payable (collectively “nonrecourse debt”).
We use taxable and tax-exempt nonrecourse debt for our real estate projects. For real estate projects financed with tax-exempt debt, we generally utilize variable-rate debt. For construction loans, we generally pursue variable-rate financings with maturities ranging from two to five years. For those real estate projects financed with taxable debt, we generally seek long-term, fixed-rate financing for those operating projects whose loans mature or are projected to open and achieve stabilized operations. The availability of nonrecourse mortgage capital is improving, especially in strong markets, but is still not at the levels before the economic downturn. For those assets that cannot be refinanced at attractive terms, we attempt to extend the maturities with existing lenders.
We are actively working to refinance and/or extend the maturities of the nonrecourse debt that are coming due in the next 24 months. During the three months ended April 30, 2013, we completed the following financings:

Purpose of Financing	Full Consolidation	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation
	(in thousands)
Refinancings	$46,100	$—	$64,380	$110,480
Construction and development projects (1)	26,000	19,500	—	6,500
Loan extensions/acquisitions	4,500	—	27,505	32,005
	$76,600	$19,500	$91,885	$148,985

(1)	Represents the full amount available to be drawn on the loans.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial Information

Scheduled Maturities Table: Nonrecourse Debt (dollars in thousands)
As of April 30, 2013

	Fiscal Year Ending January 31, 2014				Fiscal Year Ending January 31, 2015
	Full Consolidation	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation	Full Consolidation	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation
Fixed:
Fixed-rate debt	$590,659	$60,998	$74,498	$604,159	$296,132	$33,617	$236,445	$498,960
Weighted average rate	6.19%	9.72%	5.85%	5.79%	6.01%	5.96%	5.54%	5.79%
Variable:
Variable-rate debt	169,141	1,120	46,538	214,559	596,714	98	16,338	612,954
Weighted average rate	4.28%	2.99%	3.20%	4.06%	3.53%	3.61%	2.97%	3.52%
Tax-Exempt	1	—	55,308	55,309	90,810	—	—	90,810
Weighted average rate	3.20%	—%	3.18%	3.18%	2.82%	—%	—%	2.82%
Total variable-rate debt	169,142	1,120	101,846	269,868	687,524	98	16,338	703,764
Total Nonrecourse Debt	$759,801	$62,118	$176,344	$874,027	$983,656	$33,715	$252,783	$1,202,724
Weighted Average Rate	5.76%	9.60%	4.31%	5.20%	4.21%	5.96%	5.38%	4.41%

	Fiscal Year Ending January 31, 2016				Fiscal Year Ending January 31, 2017
	Full Consolidation	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation	Full Consolidation	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation
Fixed:
Fixed-rate debt	$350,521	$28,822	$119,819	$441,518	$366,281	$6,322	$93,440	$453,399
Weighted average rate	5.54%	5.85%	5.25%	5.45%	5.70%	5.97%	6.49%	5.86%
Variable:
Variable-rate debt	83,407	4,290	123,877	202,994	179	—	12,320	12,499
Weighted average rate	3.21%	3.59%	2.24%	2.61%	3.20%	—%	2.20%	2.22%
Tax-Exempt	45,010	33,809	53,034	64,235	10	—	—	10
Weighted average rate	2.13%	2.13%	2.45%	2.39%	3.20%	—%	—%	3.20%
Total variable-rate debt	128,417	38,099	176,911	267,229	189	—	12,320	12,509
Total Nonrecourse Debt	$478,938	$66,921	$296,730	$708,747	$366,470	$6,322	$105,760	$465,908
Weighted Average Rate	4.82%	3.83%	3.49%	4.36%	5.70%	5.97%	5.99%	5.76%

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial Information

Scheduled Maturities Table: Nonrecourse Debt (dollars in thousands) (continued)
As of April 30, 2013

	Fiscal Year Ending January 31, 2018				Thereafter
	Full Consolidation	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation	Full Consolidation	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation
Fixed:
Fixed-rate debt	$558,540	$70,173	$407,942	$896,309	$1,555,890	$278,535	$548,249	$1,825,604
Weighted average rate	4.26%	3.08%	5.87%	5.08%	5.51%	7.71%	5.19%	5.08%
Variable:
Variable-rate debt	644,670	—	3,618	648,288	59,162	—	141,029	200,191
Weighted average rate	6.38%	—%	3.54%	6.36%	6.04%	—%	3.86%	4.50%
Tax-Exempt	10	—	24,700	24,710	326,708	3,304	86,800	410,204
Weighted average rate	3.20%	—%	1.37%	1.37%	1.39%	1.20%	1.18%	1.35%
Total variable-rate debt	644,680	—	28,318	672,998	385,870	3,304	227,829	610,395
Total Nonrecourse Debt	$1,203,220	$70,173	$436,260	$1,569,307	$1,941,760	$281,839	$776,078	$2,435,999
Weighted Average Rate	5.40%	3.08%	5.59%	5.55%	4.84%	7.63%	4.50%	4.40%

	Total
	Full Consolidation	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation
Fixed:
Fixed-rate debt	$3,718,023	$478,467	$1,480,393	$4,719,949
Weighted average rate	5.49%	7.03%	5.55%	5.36%
Variable:
Variable-rate debt	1,553,273	5,508	343,720	1,891,485
Weighted average rate	4.87%	3.47%	3.08%	4.55%
Tax-Exempt	462,549	37,113	219,842	645,278
Weighted average rate	1.75%	2.05%	2.01%	1.82%
Total variable-rate debt	2,015,822	42,621	563,562	2,536,763
Total Nonrecourse Debt	$5,733,845	$521,088	$2,043,955	$7,256,712
Weighted Average Rate	5.02%	6.64%	4.76%	4.83%

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial Information

Summary of Funds From Operations (FFO) - Three Months Ended April 30, 2013 and 2012 (in thousands)

	Three Months Ended April 30, 2013					Three Months Ended April 30, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Revenues from real estate operations	$207,072	$6,687	$57,367	$—	$257,752	$213,283	$6,993	$57,944	$6,084	$270,318
Exclude straight-line rent adjustment	(3,090)	—	—	—	(3,090)	(5,614)	—	—	(56)	(5,670)
Adjusted revenues	203,982	6,687	57,367	—	254,662	207,669	6,993	57,944	6,028	264,648
Add interest and other income	2,004	20	20	—	2,004	3,790	103	33	9	3,729
Equity in earnings (loss) of unconsolidated entities	4,321	—	(5,015)	—	(694)	6,398	—	(6,398)	—	—
Net loss on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude loss on disposition of unconsolidated entities	1,510	—	(1,510)	—	—	—	—	—	—	—
Exclude depreciation and amortization of unconsolidated entities	10,512	—	(10,512)	—	—	10,985	—	(10,985)	—	—
Exclude interest expense of unconsolidated entities	15,635	—	(15,635)	—	—	16,533	—	(16,533)	—	—
Adjusted total income	237,964	6,707	24,715	—	255,972	245,375	7,096	24,061	6,037	268,377
Operating expenses	116,167	3,611	24,715	7	137,278	91,125	2,829	24,061	2,232	114,589
Non-Real Estate depreciation and amortization	272	—	—	—	272	177	—	—	—	177
Exclude straight-line rent adjustment	(738)	—	—	—	(738)	(795)	—	—	3	(792)
Adjusted operating expenses	115,701	3,611	24,715	7	136,812	90,507	2,829	24,061	2,235	113,974
Net operating income	122,263	3,096	—	(7)	119,160	154,868	4,267	—	3,802	154,403
Interest expense	(53,952)	(2,475)	(15,635)	(1)	(67,113)	(41,127)	(2,223)	(16,533)	(1,919)	(57,356)
Interest expense of unconsolidated entities	(15,635)	—	15,635	—	—	(16,533)	—	16,533	—	—
Loss on extinguishment of debt	—	—	—	—	—	(719)	(188)	—	—	(531)
Net gain (loss) on land held for divestiture activity	—	—	—	—	—	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Amortization of mortgage procurement costs	(2,567)	—	—	—	(2,567)	(2,743)	—	—	(96)	(2,839)
Straight-line rent adjustment	2,352	—	—	—	2,352	4,819	—	—	59	4,878
Noncontrolling interest in FFO	(621)	(621)	—	—	—	(1,856)	(1,856)	—	—	—
Pre-tax FFO from discontinued operations	(8)	—	—	8	—	1,846	—	—	(1,846)	—
Pre-Tax FFO	51,832	—	—	—	51,832	98,555	—	—	—	98,555
Income tax benefit (expense) on FFO	—	—	—	—	—	—	—	—	—	—
Funds From Operations (FFO)	$51,832	$—	$—	$—	$51,832	$98,555	$—	$—	$—	$98,555
Depreciation and amortization - Real Estate Groups	(54,693)	—	—	—	(54,693)	(47,687)	—	—	(1,491)	(49,178)
Gain (loss) on disposition of rental properties, net of noncontrolling interest	—	—	(1,510)	222	(1,288)	—	—	—	7,914	7,914
Loss on disposition of unconsolidated entities	(1,510)	—	1,510	—	—	—	—	—	—	—
Impairment of consolidated and unconsolidated depreciable real estate	—	—	—	—	—	—	—	—	(1,381)	(1,381)
Non-FFO from discontinued operations	222	—	—	(222)	—	5,042	—	—	(5,042)	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(4,149)	$—	$—	$—	$(4,149)	$55,910	$—	$—	$—	$55,910

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial Information

Summary of Funds From Operations (FFO) - Three Months Ended April 30, 2013 and 2012 (in thousands) (continued)

	Three Months Ended April 30, 2013					Three Months Ended April 30, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Residential Group
Revenues from real estate operations	$63,919	$2,556	$42,456	$968	$104,787	$61,740	$4,481	$41,669	$3,457	$102,385
Exclude straight-line rent adjustment	53	—	—	—	53	82	—	—	—	82
Adjusted revenues	63,972	2,556	42,456	968	104,840	61,822	4,481	41,669	3,457	102,467
Add interest and other income	6,147	142	95	1	6,101	4,474	141	176	1	4,510
Equity in earnings (loss) of unconsolidated entities	4,706	38	(4,681)	—	(13)	4,170	30	(3,949)	—	191
Net loss on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude loss on disposition of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude depreciation and amortization of unconsolidated entities	8,090	—	(8,090)	—	—	8,990	—	(8,990)	—	—
Exclude interest expense of unconsolidated entities	9,335	—	(9,335)	—	—	9,735	—	(9,735)	—	—
Adjusted total income	92,250	2,736	20,445	969	110,928	89,191	4,652	19,171	3,458	107,168
Operating expenses	48,578	1,753	20,445	749	68,019	43,165	3,501	19,171	1,699	60,534
Non-Real Estate depreciation and amortization	150	—	—	—	150	100	—	—	—	100
Exclude straight-line rent adjustment	—	—	—	—	—	—	—	—	—	—
Adjusted operating expenses	48,728	1,753	20,445	749	68,169	43,265	3,501	19,171	1,699	60,634
Net operating income	43,522	983	—	220	42,759	45,926	1,151	—	1,759	46,534
Interest expense	(8,796)	(275)	(9,335)	(78)	(17,934)	(3,722)	(326)	(9,735)	(624)	(13,755)
Interest expense of unconsolidated entities	(9,335)	—	9,335	—	—	(9,735)	—	9,735	—	—
Loss on extinguishment of debt	(212)	—	—	(36)	(248)	—	—	—	—	—
Net gain (loss) on land held for divestiture activity	—	—	—	—	—	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Amortization of mortgage procurement costs	(680)	—	—	—	(680)	(741)	—	—	(17)	(758)
Straight-line rent adjustment	(53)	—	—	—	(53)	(82)	—	—	—	(82)
Noncontrolling interest in FFO	(708)	(708)	—	—	—	(825)	(825)	—	—	—
Pre-tax FFO from discontinued operations	106	—	—	(106)	—	1,118	—	—	(1,118)	—
Pre-Tax FFO	23,844	—	—	—	23,844	31,939	—	—	—	31,939
Income tax benefit (expense) on FFO	—	—	—	—	—	—	—	—	—	—
Funds From Operations (FFO)	$23,844	$—	$—	$—	$23,844	$31,939	$—	$—	$—	$31,939
Depreciation and amortization - Real Estate Groups	(21,105)	—	—	(107)	(21,212)	(20,226)	—	—	(905)	(21,131)
Gain (loss) on disposition of rental properties, net of noncontrolling interest	—	—	—	15,825	15,825	—	—	—	—	—
Loss on disposition of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Impairment of consolidated and unconsolidated depreciable real estate	—	—	—	—	—	—	—	—	—	—
Non-FFO from discontinued operations	15,718	—	—	(15,718)	—	(905)	—	—	905	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$18,457	$—	$—	$—	$18,457	$10,808	$—	$—	$—	$10,808

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial Information

Summary of Funds From Operations (FFO) - Three Months Ended April 30, 2013 and 2012 (in thousands) (continued)

	Three Months Ended April 30, 2013					Three Months Ended April 30, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Arena
Revenues from real estate operations	$28,697	$12,914	$—	$—	$15,783	$116	$77	$—	$—	$39
Exclude straight-line rent adjustment	—	—	—	—	—	(39)	—	—	—	(39)
Adjusted revenues	28,697	12,914	—	—	15,783	77	77	—	—	—
Add interest and other income	—	—	—	—	—	—	—	—	—	—
Equity in earnings (loss) of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude loss on disposition of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude depreciation and amortization of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude interest expense of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Adjusted total income	28,697	12,914	—	—	15,783	77	77	—	—	—
Operating expenses	23,951	10,643	—	—	13,308	4,288	1,871	—	—	2,417
Non-Real Estate depreciation and amortization	—	—	—	—	—	—	—	—	—	—
Exclude straight-line rent adjustment	—	—	—	—	—	—	—	—	—	—
Adjusted operating expenses	23,951	10,643	—	—	13,308	4,288	1,871	—	—	2,417
Net operating income	4,746	2,271	—	—	2,475	(4,211)	(1,794)	—	—	(2,417)
Interest expense	(9,013)	(4,580)	—	—	(4,433)	4,127	—	—	—	4,127
Interest expense of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	—	—	—	—	—	—
Net gain (loss) on land held for divestiture activity	—	—	—	—	—	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Amortization of mortgage procurement costs	(56)	—	—	—	(56)	—	—	—	—	—
Straight-line rent adjustment	—	—	—	—	—	39	—	—	—	39
Noncontrolling interest in FFO	2,309	2,309	—	—	—	1,794	1,794	—	—	—
Pre-tax FFO from discontinued operations	—	—	—	—	—	—	—	—	—	—
Pre-Tax FFO	(2,014)	—	—	—	(2,014)	1,749	—	—	—	1,749
Income tax benefit (expense) on FFO	—	—	—	—	—	—	—	—	—	—
Funds From Operations (FFO)	$(2,014)	$—	$—	$—	$(2,014)	$1,749	$—	$—	$—	$1,749
Depreciation and amortization - Real Estate Groups	(5,497)	—	—	—	(5,497)	—	—	—	—	—
Gain (loss) on disposition of rental properties, net of noncontrolling interest	—	—	—	—	—	—	—	—	—	—
Loss on disposition of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Impairment of consolidated and unconsolidated depreciable real estate	—	—	—	—	—	—	—	—	—	—
Non-FFO from discontinued operations	—	—	—	—	—	—	—	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(7,511)	$—	$—	$—	$(7,511)	$1,749	$—	$—	$—	$1,749

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial Information

Summary of Funds From Operations (FFO) - Three Months Ended April 30, 2013 and 2012 (in thousands) (continued)

	Three Months Ended April 30, 2013					Three Months Ended April 30, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Land Group
Revenues from real estate operations	$5,927	$580	$27	$—	$5,374	$12,156	$902	$1,951	$—	$13,205
Exclude straight-line rent adjustment	—	—	—	—	—	—	—	—	—	—
Adjusted revenues	5,927	580	27	—	5,374	12,156	902	1,951	—	13,205
Add interest and other income	2,820	274	—	—	2,546	2,360	222	1	—	2,139
Equity in earnings (loss) of unconsolidated entities	(343)	—	363	—	20	163	—	87	—	250
Net loss on land held for divestiture activity of unconsolidated entities	147	—	(147)	—	—	—	—	—	—	—
Exclude loss on disposition of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude depreciation and amortization of unconsolidated entities	7	—	(7)	—	—	23	—	(23)	—	—
Exclude interest expense of unconsolidated entities	84	—	(84)	—	—	64	—	(64)	—	—
Adjusted total income	8,642	854	152	—	7,940	14,766	1,124	1,952	—	15,594
Operating expenses	5,693	500	152	—	5,345	11,677	781	1,952	—	12,848
Non-Real Estate depreciation and amortization	54	—	—	—	54	14	—	—	—	14
Exclude straight-line rent adjustment	—	—	—	—	—	—	—	—	—	—
Adjusted operating expenses	5,747	500	152	—	5,399	11,691	781	1,952	—	12,862
Net operating income	2,895	354	—	—	2,541	3,075	343	—	—	2,732
Interest expense	102	—	(84)	—	18	(1,751)	(173)	(64)	—	(1,642)
Interest expense of unconsolidated entities	(84)	—	84	—	—	(64)	—	64	—	—
Loss on extinguishment of debt	—	—	—	—	—	—	—	—	—	—
Net gain (loss) on land held for divestiture activity	452	—	(147)	—	305	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	(147)	—	147	—	—	—	—	—	—	—
Amortization of mortgage procurement costs	(8)	—	—	—	(8)	(26)	—	—	—	(26)
Straight-line rent adjustment	—	—	—	—	—	—	—	—	—	—
Noncontrolling interest in FFO	(354)	(354)	—	—	—	(170)	(170)	—	—	—
Pre-tax FFO from discontinued operations	—	—	—	—	—	—	—	—	—	—
Pre-Tax FFO	2,856	—	—	—	2,856	1,064	—	—	—	1,064
Income tax benefit (expense) on FFO	—	—	—	—	—	—	—	—	—	—
Funds From Operations (FFO)	$2,856	$—	$—	$—	$2,856	$1,064	$—	$—	$—	$1,064
Depreciation and amortization - Real Estate Groups	(38)	—	—	—	(38)	(108)	—	—	—	(108)
Gain (loss) on disposition of rental properties, net of noncontrolling interest	—	—	—	—	—	—	—	—	—	—
Loss on disposition of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Impairment of consolidated and unconsolidated depreciable real estate	—	—	—	—	—	—	—	—	—	—
Non-FFO from discontinued operations	—	—	—	—	—	—	—	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$2,818	$—	$—	$—	$2,818	$956	$—	$—	$—	$956

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial Information

Summary of Funds From Operations (FFO) - Three Months Ended April 30, 2013 and 2012 (in thousands) (continued)

	Three Months Ended April 30, 2013					Three Months Ended April 30, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
The Nets Group
Revenues from real estate operations	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Exclude straight-line rent adjustment	—	—	—	—	—	—	—	—	—	—
Adjusted revenues	—	—	—	—	—	—	—	—	—	—
Add interest and other income	—	—	—	—	—	—	—	—	—	—
Equity in earnings (loss) of unconsolidated entities	(2,981)	—	—	—	(2,981)	(6,958)	—	—	—	(6,958)
Net loss on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude loss on disposition of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude depreciation and amortization of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude interest expense of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Adjusted total income	(2,981)	—	—	—	(2,981)	(6,958)	—	—	—	(6,958)
Operating expenses	—	—	—	—	—	—	—	—	—	—
Non-Real Estate depreciation and amortization	—	—	—	—	—	—	—	—	—	—
Exclude straight-line rent adjustment	—	—	—	—	—	—	—	—	—	—
Adjusted operating expenses	—	—	—	—	—	—	—	—	—	—
Net operating income	(2,981)	—	—	—	(2,981)	(6,958)	—	—	—	(6,958)
Interest expense	—	—	—	—	—	—	—	—	—	—
Interest expense of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	—	—	—	—	—	—
Net gain (loss) on land held for divestiture activity	—	—	—	—	—	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Amortization of mortgage procurement costs	—	—	—	—	—	—	—	—	—	—
Straight-line rent adjustment	—	—	—	—	—	—	—	—	—	—
Noncontrolling interest in FFO	—	—	—	—	—	—	—	—	—	—
Pre-tax FFO from discontinued operations	—	—	—	—	—	—	—	—	—	—
Pre-Tax FFO	(2,981)	—	—	—	(2,981)	(6,958)	—	—	—	(6,958)
Income tax benefit (expense) on FFO	—	—	—	—	—	—	—	—	—	—
Funds From Operations (FFO)	$(2,981)	$—	$—	$—	$(2,981)	$(6,958)	$—	$—	$—	$(6,958)
Depreciation and amortization - Real Estate Groups	—	—	—	—	—	—	—	—	—	—
Gain (loss) on disposition of rental properties, net of noncontrolling interest	—	—	—	—	—	—	—	—	—	—
Loss on disposition of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Impairment of consolidated and unconsolidated depreciable real estate	—	—	—	—	—	—	—	—	—	—
Non-FFO from discontinued operations	—	—	—	—	—	—	—	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(2,981)	$—	$—	$—	$(2,981)	$(6,958)	$—	$—	$—	$(6,958)

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial Information

Summary of Funds From Operations (FFO) - Three Months Ended April 30, 2013 and 2012 (in thousands) (continued)

	Three Months Ended April 30, 2013					Three Months Ended April 30, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Corporate Group
Revenues from real estate operations	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Exclude straight-line rent adjustment	—	—	—	—	—	—	—	—	—	—
Adjusted revenues	—	—	—	—	—	—	—	—	—	—
Add interest and other income	46	—	—	—	46	45	—	—	—	45
Equity in earnings (loss) of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude loss on disposition of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude depreciation and amortization of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Exclude interest expense of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Adjusted total income	46	—	—	—	46	45	—	—	—	45
Operating expenses	13,415	—	—	—	13,415	12,731	—	—	—	12,731
Non-Real Estate depreciation and amortization	754	—	—	—	754	329	—	—	—	329
Exclude straight-line rent adjustment	—	—	—	—	—	—	—	—	—	—
Adjusted operating expenses	14,169	—	—	—	14,169	13,060	—	—	—	13,060
Net operating income	(14,123)	—	—	—	(14,123)	(13,015)	—	—	—	(13,015)
Interest expense	(15,759)	—	—	—	(15,759)	(13,595)	—	—	—	(13,595)
Interest expense of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Loss on extinguishment of debt	(5,026)	—	—	—	(5,026)	—	—	—	—	—
Net gain (loss) on land held for divestiture activity	—	—	—	—	—	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Amortization of mortgage procurement costs	—	—	—	—	—	—	—	—	—	—
Straight-line rent adjustment	—	—	—	—	—	—	—	—	—	—
Noncontrolling interest in FFO	—	—	—	—	—	—	—	—	—	—
Pre-tax FFO from discontinued operations	—	—	—	—	—	—	—	—	—	—
Pre-Tax FFO	(34,908)	—	—	—	(34,908)	(26,610)	—	—	—	(26,610)
Income tax benefit (expense) on FFO	14,514	—	—	—	14,514	(10,587)	—	—	—	(10,587)
Funds From Operations (FFO)	$(20,394)	$—	$—	$—	$(20,394)	$(37,197)	$—	$—	$—	$(37,197)
Depreciation and amortization - Real Estate Groups	—	—	—	—	—	—	—	—	—	—
Gain (loss) on disposition of rental properties, net of noncontrolling interest	—	—	—	—	—	—	—	—	—	—
Loss on disposition of unconsolidated entities	—	—	—	—	—	—	—	—	—	—
Impairment of consolidated and unconsolidated depreciable real estate	—	—	—	—	—	—	—	—	—	—
Non-FFO from discontinued operations	—	—	—	—	—	—	—	—	—	—
Income tax benefit (expense) on non-FFO:
Gain on disposition of rental properties	(5,608)	—	—	—	(5,608)	(3,052)	—	—	—	(3,052)
Impairment of depreciable real estate	—	—	—	—	—	536	—	—	—	536
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(26,002)	$—	$—	$—	$(26,002)	$(39,713)	$—	$—	$—	$(39,713)
Preferred dividends	(185)	—	—	—	(185)	(3,850)	—	—	—	(3,850)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(26,187)	$—	$—	$—	$(26,187)	$(43,563)	$—	$—	$—	$(43,563)

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Financial Information

Summary of Funds From Operations (FFO) - Three Months Ended April 30, 2013 and 2012 (in thousands) (continued)

	Three Months Ended April 30, 2013					Three Months Ended April 30, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total
Revenues from real estate operations	$305,615	$22,737	$99,850	$968	$383,696	$287,295	$12,453	$101,564	$9,541	$385,947
Exclude straight-line rent adjustment	(3,037)	—	—	—	(3,037)	(5,571)	—	—	(56)	(5,627)
Adjusted revenues	302,578	22,737	99,850	968	380,659	281,724	12,453	101,564	9,485	380,320
Add interest and other income	11,017	436	115	1	10,697	10,669	466	210	10	10,423
Equity in earnings (loss) of unconsolidated entities	5,703	38	(9,333)	—	(3,668)	3,773	30	(10,260)	—	(6,517)
Net loss on land held for divestiture activity of unconsolidated entities	147	—	(147)	—	—	—	—	—	—	—
Exclude loss on disposition of unconsolidated entities	1,510	—	(1,510)	—	—	—	—	—	—	—
Exclude depreciation and amortization of unconsolidated entities	18,609	—	(18,609)	—	—	19,998	—	(19,998)	—	—
Exclude interest expense of unconsolidated entities	25,054	—	(25,054)	—	—	26,332	—	(26,332)	—	—
Adjusted total income	364,618	23,211	45,312	969	387,688	342,496	12,949	45,184	9,495	384,226
Operating expenses	207,804	16,507	45,312	756	237,365	162,986	8,982	45,184	3,931	203,119
Non-Real Estate depreciation and amortization	1,230	—	—	—	1,230	620	—	—	—	620
Exclude straight-line rent adjustment	(738)	—	—	—	(738)	(795)	—	—	3	(792)
Adjusted operating expenses	208,296	16,507	45,312	756	237,857	162,811	8,982	45,184	3,934	202,947
Net operating income	156,322	6,704	—	213	149,831	179,685	3,967	—	5,561	181,279
Interest expense	(87,418)	(7,330)	(25,054)	(79)	(105,221)	(56,068)	(2,722)	(26,332)	(2,543)	(82,221)
Interest expense of unconsolidated entities	(25,054)	—	25,054	—	—	(26,332)	—	26,332	—	—
Loss on extinguishment of debt	(5,238)	—	—	(36)	(5,274)	(719)	(188)	—	—	(531)
Net gain (loss) on land held for divestiture activity	452	—	(147)	—	305	—	—	—	—	—
Net loss on land held for divestiture activity of unconsolidated entities	(147)	—	147	—	—	—	—	—	—	—
Amortization of mortgage procurement costs	(3,311)	—	—	—	(3,311)	(3,510)	—	—	(113)	(3,623)
Straight-line rent adjustment	2,299	—	—	—	2,299	4,776	—	—	59	4,835
Noncontrolling interest in FFO	626	626	—	—	—	(1,057)	(1,057)	—	—	—
Pre-tax FFO from discontinued operations	98	—	—	(98)	—	2,964	—	—	(2,964)	—
Pre-Tax FFO	38,629	—	—	—	38,629	99,739	—	—	—	99,739
Income tax benefit (expense) on FFO	14,514	—	—	—	14,514	(10,587)	—	—	—	(10,587)
Funds From Operations (FFO)	$53,143	$—	$—	$—	$53,143	$89,152	$—	$—	$—	$89,152
Depreciation and amortization - Real Estate Groups	(81,333)	—	—	(107)	(81,440)	(68,021)	—	—	(2,396)	(70,417)
Gain (loss) on disposition of rental properties, net of noncontrolling interest	—	—	(1,510)	16,047	14,537	—	—	—	7,914	7,914
Loss on disposition of unconsolidated entities	(1,510)	—	1,510	—	—	—	—	—	—	—
Impairment of consolidated and unconsolidated depreciable real estate	—	—	—	—	—	—	—	—	(1,381)	(1,381)
Non-FFO from discontinued operations	15,940	—	—	(15,940)	—	4,137	—	—	(4,137)	—
Income tax benefit (expense) on non-FFO:
Gain on disposition of rental properties	(5,608)	—	—	—	(5,608)	(3,052)	—	—	—	(3,052)
Impairment of depreciable real estate	—	—	—	—	—	536	—	—	—	536
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(19,368)	$—	$—	$—	$(19,368)	$22,752	$—	$—	$—	$22,752
Preferred dividends	(185)	—	—	—	(185)	(3,850)	—	—	—	(3,850)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(19,553)	$—	$—	$—	$(19,553)	$18,902	$—	$—	$—	$18,902